Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

BREITBURN OPERATING L.P.

AS THE BORROWER

AND

BREITBURN ENERGY PARTNERS L.P.,

AS PARENT GUARANTOR

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

SWING LINE LENDER AND ISSUING LENDER

AND THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

AS LENDERS

BMO CAPITAL MARKETS FINANCING, INC.,

CITIBANK, N.A. and

THE BANK OF NOVA SCOTIA

CO-DOCUMENTATION AGENTS

WELLS FARGO BANK, NATIONAL ASSOCIATION

CO-LEAD ARRANGER

CREDIT SUISSE SECURITIES (USA) LLC

CO-LEAD ARRANGER

DATED AS OF NOVEMBER 1, 2007

i

4.04	Offset	41

4.05	Subsidiary Guaranty and Security Agreement	41

ARTICLE V. CONDITIONS PRECEDENT		42

5.01	Conditions of Initial Credit Extensions	42

5.02	Conditions to Extensions of Credit	46

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		46

6.01	Organization, Existence and Power	46

6.02	Corporate Authorization; No Contravention	47

6.03	Governmental Authorization	47

6.04	Binding Effect	47

6.05	Litigation	47

6.06	No Default	47

6.07	ERISA Compliance	48

6.08	Margin Regulations	48

6.09	Title to Properties	48

6.10	Oil and Gas Reserves	49

6.11	Initial Reserve Report	49

6.12	Gas Imbalances	49

6.13	Taxes	49

6.14	Financial Condition	50

6.15	Environmental Matters	50

6.16	Regulated Entities	51

6.17	No Burdensome Restrictions	51

6.18	Copyrights, Patents, Trademarks and Licenses, Etc	51

6.19	Subsidiaries and Other Equity Interests	51

6.20	Insurance	52

6.21	Derivative Contracts	52

6.22	Full Disclosure	52

6.23	Solvency	52

ARTICLE VII. AFFIRMATIVE COVENANTS		52

7.01	Financial Statements	52

7.02	Certificates; Other Production and Reserve Information	53

7.03	Notices	55

7.04	Preservation of Company Existence, Etc.	56

7.05	Maintenance of Property	56

7.06	Title Information	57

7.07	Additional Collateral	58

7.08	Insurance	58

7.09	Payment of Obligations	58

7.10	Compliance with Laws	58

7.11	Compliance with ERISA	58

7.12	Inspection of Property and Books and Records	59

7.13	Environmental Laws	59

7.14	Pledge of Equity in New Subsidiary	60

7.15	New Subsidiary Guarantors	60

7.16	Use of Proceeds	60

7.17	Operating Accounts	60

7.18	Phase I Reports	60

7.19	Further Assurances	60

ARTICLE VIII. NEGATIVE COVENANTS		61

8.01	Limitation on Liens	61

8.02	Disposition of Assets	62

8.03	Consolidations and Mergers	62

8.04	Loans and Investments	63

8.05	Limitation on Indebtedness	63

8.06	Transactions with Affiliates	64

8.07	Margin Stock	64

8.08	Contingent Obligations	64

8.09	Restricted Payments	65

8.10	Derivative Contracts	65

8.11	Change in Business; Amendments to Organization Documents and Certain Acquisition Agreements;
Corporate Structure; Tax Status		66

8.12	Accounting Changes	66

8.13	ERISA Compliance	66

8.14	Interest Coverage Ratio	67

8.15	Leverage Ratio	68

8.16	Current Ratio	68

8.17	Negative Pledge	68

8.18	Unrestricted Entities	68

ARTICLE IX. EVENTS OF DEFAULT		68

9.01	Event of Default	68

9.02	Remedies	70

9.03	Rights Not Exclusive	71

ARTICLE X. ADMINISTRATIVE AGENT		71

10.01	Appointment and Authority	71

10.02	Rights as a Lender	71

10.03	Exculpatory Provisions	71

10.04	Reliance by Administrative Agent	72

10.05	Delegation of Duties	72

10.06	Resignation of Administrative Agent	73

10.07	Non-Reliance on Administrative Agent and Other Lenders	73

10.08	Administrative Agent May File Proofs of Claim	73

10.09	Authority of Administrative Agent to Release Collateral and Liens	74

10.10	The Arrangers and other Agents	74

ARTICLE XI. MISCELLANEOUS		74

11.01	Amendments and Waivers	74

11.02	Notices; Effectiveness; Electronic Communication	76

11.03	No Waiver; Cumulative Remedies	77

11.04	Costs and Expenses; Indemnity	77

11.05	Payments Set Aside	78

11.06	Successors and Assigns	79

11.07	Confidentiality	81

11.08	Right of Set-off	82

11.09	Interest	82

11.10	Indemnity and Subrogation	83

11.11	Collateral Matters; Derivative Contracts; Termination	83

11.12	Renewal and Continuation of Existing Indebtedness	84

11.13	USA Patriot Act Notice	85

11.14	Automatic Debits of Fees	85

11.15	Counterparts	85

11.16	Severability	85

11.17	No Third Parties Benefited	85

11.18	Governing Law, Jurisdiction and Waiver of Jury Trial	85

11.19	NO ORAL AGREEMENTS	86

SCHEDULES

Schedule 2.01	Commitments
Schedule 4.01	Security Documents
Schedule 6.07	ERISA Compliance
Schedule 6.09	Title to Properties
Schedule 6.13	Tax Matters
Schedule 6.15	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.21	Derivative Contracts
Schedule 8.05	Indebtedness
Schedule 8.08	Contingent Obligations
Schedule 11.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Notice of Revolving Credit Borrowing
Exhibit A-2	Form of Notice of Swing Line Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Note
Exhibit F	Form of Pricing Grid Certificate
Exhibit G-1	Form of Continuing Guaranty Agreement (Parent)
Exhibit G-2	Form of Continuing Guaranty Agreement (General Partner)
Exhibit G-3	Form of Continuing Guaranty Agreement (Subsidiaries)
Exhibit H	Form of Security Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 1, 2007, among BREITBURN OPERATING L.P., a Delaware limited partnership (the “Company”), BREITBURN ENERGY PARTNERS, L.P., a Delaware limited partnership (“Parent”), each of the financial institutions from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), , as Swing Line Lender (in such capacity, “Swing Line Lender”), and as Issuing Lender (in such capacity, “Issuing Lender”).

RECITALS

A.            The Company, Parent, certain Subsidiaries of the Company, the Administrative Agent and other lenders and agents are parties to that certain Credit Agreement dated as of October 10, 2006 as amended by the First Amendment dated as of May 18, 2007 and the Second Amendment dated as of September 6, 2007 (the “Existing Credit Agreement”);

B.            The parties desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein, with such amendment and restatement to be effective as of the Effective Date; and

C.            The amendment and restatement of the Existing Credit Agreement is not intended by the parties hereto to constitute a novation, or discharge or a satisfaction of Indebtedness outstanding under the Existing Credit Agreement, which Indebtedness shall remain outstanding hereunder pursuant to the terms and conditions of this Agreement;

D.            NOW THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.01        Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business unit or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

“Administrative Agent” has the meaning specified in the introductory clause hereto.

“Administrative Agent’s Payment Office” means the address for payments as the Administrative Agent may from time to time specify.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Maximum Credit Amount” means the amount of $1,500,000,000.00.

“Agreement” means this Amended and Restated Credit Agreement, as the same may from time to time be amended, supplemented and restated.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective margins therefor as determined under the Pricing Grid.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Availability Period” has the meaning specified in Section 2.01(c).

“Available Borrowing Base” means, at the particular time in question, the Borrowing Base then in effect minus the Effective Amount at such time.

“Available Cash” means, with respect to Parent, “Available Cash” as defined in Parent’s partnership agreement on the Effective Date, as such definition may be amended in a manner reasonably acceptable to the Administrative Agent.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, and regulations promulgated thereunder.

“Base Rate” means, for any day, the fluctuating rate of interest in effect for such day which rate per annum shall be equal to the higher of (a) the rate of interest as publicly announced from time to time by Administrative Agent as its “reference rate,” and (b) one-half of one percent (0.50%) per annum above the Federal Funds Rate in effect from time to time. (The “reference rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based at the Base Rate plus the Applicable Margin.

“BEP I” means BreitBurn Energy Partners I, L.P., a Texas limited partnership.

“BEP I Default” has the meaning set forth in Section 2.14(a).

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.05 provided, however, in no event shall the Borrowing Base ever exceed the Aggregate Maximum Credit Amount.

“Borrowing Base Deficiency” means at any time, the Effective Amount exceeds the Borrowing Base then in effect.

“Borrowing Base Period” means the period from the Effective Date to the initial Scheduled Borrowing Base Determination Date, and thereafter, each six-month period between Scheduled Borrowing Base Determination Dates.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York, or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States and having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by, and demand deposits with, any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000, whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody’s at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) debt securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”) (and not “restricted securities” in the Company’s hands as defined in Rule 144 under the Securities Act), or adjustable rate preferred stock traded on a national securities exchange and issued by a corporation duly incorporated under the laws of a state of the United States, or issued by any state, county or municipality located in the United States of America, provided, however, that such debt securities are rated A2 by Moody’s and A or better by S&P at the time of acquisition, and such debt securities have a maturity not in excess of twelve (12) months from the date of creation thereof; (e) repurchase agreements with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above; and (f) money market mutual or similar funds having assets in excess of $100,000,000.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $10,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) Provident Energy Trust shall cease to own, directly or indirectly, the majority of the issued and outstanding voting shares of BreitBurn GP LLC, in each case on a fully diluted basis assuming the conversion and exercise of all outstanding convertible securities (whether or not such securities are then currently convertible or exercisable); (b) General Partner shall cease to own, directly or indirectly, all of the general partner interest (including without limitation, all outstanding securities convertible to general partner interests) of the Company; or BreitBurn GP LLC shall cease to own, directly or indirectly, all of the general partner interest (including without limitation, all outstanding securities convertible to general partner interests) of Parent; (c) Parent shall cease to own, directly or indirectly, all of the limited partnership interest (including without limitation, all outstanding Equity convertible to limited partner interests) of the Company, or shall cease to own, directly or indirectly, all of the general partnership interest (including without limitation, all outstanding Equity convertible to general partner interests) of the Company; (d) a sale of all or substantially all of the assets of the Loan Parties taken as a whole to any Person or group of Persons; (e) the liquidation or dissolution of Parent or the Company; or (f) the first day on which a majority of the Board of Directors of either General Partner or BreitBurn GP LLC are not Continuing Directors. “Continuing Directors” means any member of the board of directors (or managers, in the case of a limited liability company) of General Partner or BreitBurn GP LLC, as applicable, who (A) is a member of such board of directors or managers as of the date of this Agreement or (B) was nominated for election or elected to such board of directors or managers with the affirmative vote of two-thirds of the Continuing Directors who were members of such board of directors or managers at the time of such nomination or election (not including as board nominees any directors which the board is obligated to nominate pursuant to shareholders’ agreements, voting trust arrangements or similar arrangements).

“Code” means the Internal Revenue Code of 1986, as amended, and final and temporary Treasury regulations promulgated thereunder.

“Collateral” means all property of any kind which is subject to a Lien in favor of Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Credit Loans and to participate in Letters of Credit and Swing Line Loans up to such Lender’s Pro Rata Share of the lesser of (a) the then-effective Borrowing Base or (b) the Aggregate Maximum Credit

Amount, as such commitment may be terminated and/or reduced from time to time in accordance with the provisions hereof.

“Commitment Fee” means the variable fee as determined by the Pricing Grid payable pursuant to Section 2.07(a).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Interest Expense” means, with respect to the Loan Parties, for any fiscal period, the aggregate amount of all costs, fees and expenses paid by the Loan Parties in such fiscal period which are classified as interest expense on the consolidated financial statements of the Loan Parties, all as determined in conformity with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of Parent and its Consolidated Subsidiaries, on a consolidated basis, for such period determined in accordance with GAAP; provided that (a) the effect, if any, of non-cash gains, losses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives shall be excluded from the calculation of net income (or net loss); and (b) there shall be excluded the net income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is at the time restricted or not permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary.

“Consolidated Subsidiaries” of Parent means all Restricted Subsidiaries and Unrestricted Entities that are consolidated in accordance with GAAP.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person, other than in the ordinary course of business, if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum reasonably anticipated liability in respect thereof.

“Continuing Directors” has the meaning specified in the definition of “Change of Control.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.03, the Company (a) converts Base Rate Loans to LIBOR Loans, or (b) continues as LIBOR Loans having Interest Periods expiring on such date as LIBOR Loans, with a new Interest Period.

“Credit Extension” means and includes the making of any Loans or issuance of any Letter of Credit (including the continuation of any existing Letter of Credit) hereunder.

“Current Assets” means, at any time, the current assets of the Loan Parties at such time, plus, the Available Borrowing Base at such time, less, for purposes of this definition, any non-cash gains for any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Current Liabilities” means, at any time, the current liabilities of the Loan Parties at such time, less the sum of (a) current maturities of the Company’s Obligations to the extent such payments are not past due and (b) non-cash losses or charges on any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.06(c)(iii).

“Derivative Contract” means all futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Dispositions” has the meaning specified in Section 8.02.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any political subdivision thereof.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period (a) plus, without duplication, the following expenses or charges to the extent deducted in the determination of Consolidated Net Income in such period: exploration expense, interest expense, depletion, depreciation, amortization, unrealized loss on Derivative Contracts, non-cash share-based payments under FASB Statement No. 123R, loss on sale of assets, cumulative effect of accounting changes, income taxes, and cash distributions actually received from Unrestricted Entities and from BEP I and from any entity other than a Restricted Subsidiary; (b) minus, without duplication, the following gains or credits to the extent added in the determination of Consolidated Net Income in such period: unrealized gain on Derivative Contracts, gain on sale of assets, cumulative effect of accounting changes, income from Unrestricted Entities, income from BEP I and income from any other entity other than a Restricted Subsidiary.

All calculations of EBITDAX, for any applicable period during which a permitted acquisition (including the Quicksilver Acquisition) or Disposition is consummated, shall be determined on a pro forma basis (such calculation to be acceptable to, and approved by, Administrative Agent) as if such acquisition or Disposition was consummated on the first day of such applicable period.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans thereof after giving effect to any prepayments or repayments of Loans occurring on such date plus the LC Obligation.

“Effective Date” means the date on which all conditions precedent set forth in Sections 5.01 and 5.02 are satisfied or waived in accordance with Section 11.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Commitment, the Issuing Lender and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case having the force and effect of law and relating to environmental, health, and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity” means all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Company, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 3.07(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means the Letters of Credit outstanding on the Effective Date that were issued pursuant to the Existing Credit Agreement.

“FAS 133” means Statement No. 133 of the Financial Accounting Standards Board to Derivative Contracts.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Fee Letter” shall have the meaning specified in Section 2.07(c) hereof.

“Florida Crude Oil Contracts” means collectively (a) the Crude Oil Purchase Contract – Contract Number 6340-1004 dated May 8, 2006, by and between Calumet Florida Division of Plains Resources and Plains Marketing, L.P., amended by the First Amendment dated January 18, 2007, and the Amended and Restated Crude Oil Purchase Contract dated May 16, 2007 as assigned to the Company or a Wholly Owned Subsidiary pursuant to a Deed and General Conveyance between Calumet Florida, L.L.C. (or a wholly owned subsidiary of Calumet) (“Calumet”) and the Company or a Wholly Owned Subsidiary dated May 18, 2007, and (b) the Crude Oil Purchase Contract - Contract Number 6340-1003 dated February 24, 2006, by and between Calumet Florida Division of Plains Resources and Plains Marketing, L.P., as amended by the First Amendment dated May 4, 2006, the Second Amendment dated May 15, 2006, the Third Amendment dated and the Fourth Amendment dated May 15, 2007, as assigned to the Company or a Wholly Owned Subsidiary pursuant to Deed and General Conveyance between Calumet and the Company or a Wholly Owned Subsidiary dated May 18, 2007, provided “Florida Crude Oil Contracts” shall not include any further amendments, extensions or modifications of such agreements.

“Foreign” means organized under the laws of a jurisdiction other than the United States or a political subdivision thereof.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person that is (or will be)) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means BreitBurn Operating GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranties” means, collectively, each Continuing Guaranty Agreement, substantially in the form of Exhibit G-1, Exhibit G-2 or Exhibit G-3 hereto, as applicable, executed by the Guarantor or Guarantors in favor of Administrative Agent, as same may be amended, supplemented or otherwise modified from time to time. “Guaranty” means, individually, any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary of Parent that executes a Guaranty pursuant to Section 7.15. “Guarantor” means, individually, any one of the Guarantors.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials in a friable condition, polychlorinated biphenyls, or radon.

“Highest Lawful Rate” means, as of a particular date, with respect to any Loan, the maximum nonusurious interest rate that under applicable federal and Texas law may then be contracted for, charged or received by the Lender holding such Loan.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all undrawn amounts under letters of credit; (d) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (e) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (g) all obligations with respect to Capital Leases; (h) all obligations under Derivative Contracts; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Independent Engineer” has the meaning specified in Section 6.11.

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” (a) as to any Base Rate Loan (including a Swing Line Loan), means the last Business Day of each month prior to the Termination Date, and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, and the date that falls three months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Revolving Credit Loan or on the Conversion/Continuation Date on which the Revolving Credit Loan is converted into or continued as LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Revolving Credit Borrowing or Notice of Conversion/Continuation; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Credit Loan shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Revolving Credit Loan, the interest rate, being either the Base Rate or the LIBOR forming the basis upon which interest is charged against such Revolving Credit Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” has the meaning specified in the introductory clause hereto.

“LC Application” means an application or agreement for a standby Letter of Credit in such form as shall be acceptable to the Issuing Lender in its sole discretion, and duly executed by the Company pursuant to Section 2.10(b).

“LC Collateral Account” means a blocked deposit account held by the Administrative Agent.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate amount available to be drawn under all Letters of Credit then outstanding.

“LC Related Document” means the Letters of Credit, LC Applications and any other document relating to any Letter of Credit including any of the Issuing Lender’s standard form documents for Letter of Credit issuances.

“Lenders” has the meaning specified in the introductory clause hereto and, as the context requires, includes the Swing Line Lender.

“Lender Derivative Contracts” means all Derivative Contracts (including those listed on Schedule 6.21) made or entered into, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between any Loan Party or any Subsidiary and any Lender hereunder (or under the Existing Credit Agreement) or Affiliate of a Lender hereunder (or under the Existing Credit Agreement), but only if made or entered into while the Lender is a Lender hereunder (or under the Existing Credit Agreement) or an Affiliate of a Lender hereunder (or under the Existing Credit Agreement).

“Lender Derivative Provider” means any Person that is a party to a Lender Derivative Contract with any Loan Party or any Subsidiary, provided that such Person is or was a Lender hereunder (or under the Existing Credit Agreement) or an Affiliate of a Lender hereunder (or under the Existing Credit Agreement) at the time it entered into such Derivative Contract.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any stand-by letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application, and shall include the Existing Letters of Credit.

“Letter of Credit Fee” means the fee specified in Section 2.07(b).

“Letter of Credit Sublimit” means the lesser of (x) $50,000,000 and (y) the Available Borrowing Base.

“LIBOR” means a per annum rate of interest (rounded upwards, if necessary, to the nearest 1/100th%) equal to the rate at which Administrative Agent is offered deposits by major banks in dollars in the aggregate amount of the relevant Loans and for a period comparable to the applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time), two (2) Business Days prior to the beginning of the relevant Interest Period. The determination and calculation of the LIBOR and each component thereof by Administrative Agent shall be conclusive and binding, absent manifest error.

“LIBOR Loan” means a Loan that bears interest based on LIBOR plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties and (b) the interest of a lessor under an Operating Lease.

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, each LC Application and Letter of Credit and all other documents delivered to the Administrative Agent or any Lender in connection herewith, including without limitation, the Fee Letter and any commitment letters.

“Loan Parties” means collectively the Company, the General Partner and each of the Guarantors. “Loan Party” means individually, any of the Company or a Guarantor.

“Majority Lenders” means, at any time, the Lenders holding at least fifty percent (50%) of the sum of the Effective Amount or, if there is no Effective Amount, the Lenders holding at least fifty percent (50%) of the sum of the Commitments of all of the Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole, or as to the Company, including without limitation, any material adverse change in commodity prices or reserve estimates of the Oil and Gas Properties of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.

“Matured LC Obligation” means, at any time, the aggregate amount of payments theretofore made by the Issuing Lender in respect to Letters of Credit and not theretofore reimbursed by or on behalf of the Company at such time.

“Mortgaged Properties” means such Oil and Gas Properties upon which the Loan Parties have granted the Administrative Agent for the benefit of the Lenders a Lien pursuant to the Mortgages.

“Mortgages” means the mortgages from the Loan Parties, as applicable, in favor of Administrative Agent, for the benefit of the Lenders described on Schedule 4.01 hereto, and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) as the same may be released in whole or in part from time to time which are executed and delivered to Administrative Agent for benefit of the Lenders pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Notes” means the promissory notes, whether one or more, specified in Section 2.01, substantially in the same form as Exhibit E including any amendments, modifications, renewals or replacements of such promissory notes.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Notice of Revolving Credit Borrowing” means a notice in substantially the form of Exhibit A-1.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties owing or to be owing, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising or incurred, by the Company or any other Loan Party: (a) to any Lender, the Issuing Lender, the Administrative Agent, or any Indemnitee under any Loan Document; (b) to any Lender Derivative Provider under any Lender Derivative Contract; and (c) all renewals, extensions and rearrangements of the foregoing; in each case including interest accruing subsequent to the filing of a petition or other proceeding under the Bankruptcy Code or other similar proceeding,

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means Liens which arise in the ordinary course of business under oil and gas leases, overriding royalty agreements, net profits agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, Operating Agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by any Loan Party in the ordinary course of business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement.

“Oil and Gas Properties” means Hydrocarbon Interests now owned by the Loan Parties or any Subsidiary thereof and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned by the Loan Parties and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Loan Parties or any Subsidiary thereof.

“Operating Agreements” mean those agreements now or hereafter executed by any Loan Party and other working interest owners of the Oil and Gas Properties in connection with the operation of the Oil and Gas Properties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Organization Documents” means (a) for any corporation: the articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any limited liability company: the articles of organization, the regulations or operating agreement, certificate of organization and all applicable resolutions of the members of such company; and (c) for any limited partnership: the limited partnership agreement and all Organization Documents for its general partner, as any of the foregoing have been amended or supplemented from time to time.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” has the meaning specified in the introductory clause hereto.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which a Loan Party or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Phase I Report” means a report detailing the findings of an environmental site assessment conducted by a qualified third party that satisfies the standards set forth in the current American Standards and Testing Materials designated protocol for Phase I Environmental Site Assessments, E1527-05, or any subsequent edition thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Pricing Grid” means the annualized variable rates (stated in terms of basis points (“bps”)) set forth below for the Applicable Margin, Commitment Fee and Letter of Credit Fee, based upon the ratio of Effective Amount to the Borrowing Base Amount (the “Borrowing Base Utilization Percentage”), as follows:

Effective Amount/ Borrowing Base Amount (Borrowing Base	Applicable Margin
Utilization Percentage)	LIBOR Rate	Base Rate	Commitment Fee	Letter of Credit Fee
	(bps)	(bps)	(bps)	(bps)
≥ 85%	175.00	75.00	37.50	175.00
< 85% ≥ 66%	162.50	62.50	37.50	162.50
< 66% ≥ 33%	137.50	37.50	30.00	137.50
< 33%	112.50	12.50	30.00	112.50

Each change in the Applicable Margin shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage (as defined above) and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage, provided, however, that if at any time the Company fails to deliver a Reserve Report pursuant to Section 7.02, then until such time as a Reserve Report is delivered the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Pricing Grid Certificate” means a Pricing Grid Certificate substantially in the form of Exhibit F hereto.

“Principal Business” means the business of (a) the exploration for, and development, acquisition, production, processing and upstream marketing and transportation of Oil and Gas; and (b) the business of providing services in connection with the production of Oil and Gas.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Pro Rata Share” means, as to any Lender at any time, the percentage set forth opposite its name on Schedule 2.01 hereto, as modified by any Assignment and Assumption.

“Quarterly Status Report” for a fiscal quarter means a status report prepared quarterly by the Company in form, scope and content acceptable to the Administrative Agent, setting forth as of the last day of each month during such quarter (a) detailed production from the Oil and Gas Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, (b) information concerning any Derivative Contracts entered into by the Company or its Subsidiaries, and (c) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Quicksilver” means Quicksilver Resources Inc., a Delaware corporation.

“Quicksilver Acquisition” means the acquisition by the Company of (i) the Quicksilver Interests (as defined in the Quicksilver Acquisition Agreement) and (ii) certain other Oil and Gas Properties and other assets that were owned directly by Quicksilver pursuant to the Quicksilver Acquisition Documents.

“Quicksilver Acquisition Agreement” means the Contribution Agreement, dated as of September 11, 2007, between Quicksilver and the Company, together with such amendments as are acceptable to the Administrative Agent and the Required Lenders.

“Quicksilver Acquisition Documents” means (a) the Quicksilver Acquisition Agreement and (b) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith.

“Quicksilver Acquisition Properties” means the Oil and Gas Properties of the Quicksilver Acquired Companies and their Subsidiaries and the Oil and Gas Properties acquired by the Company from Quicksilver pursuant to the Quicksilver Acquisition Documents.

“Quicksilver Material Adverse Effect” means a Material Adverse Effect, as such term is defined the Quicksilver Acquisition Agreement.

“Quicksilver Target Equity Interests” means (a) 100% of the issued and outstanding capital stock of (i) Terra Energy Company LLC, a Michigan limited liability company, (ii) GTG Pipeline LLC, a Virginia limited liability company and (iii) Mercury Michigan Company, LLC, a Michigan limited liability company, (b) an undivided 50% of the limited liability of Beaver Creek Pipeline, L.L.C., a Michigan limited liability company, and (c) a 5.5385% limited partnership interest of Wilderness – Chester Gas Processing LP, a Michigan limited partnership.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 7.13.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Effective Amount or, if there is no Effective Amount, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Commitments of all of the Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Report” means a report, in form, scope and content acceptable to the Lenders, covering proved developed and proved undeveloped Oil and Gas reserves attributable to the Oil and Gas Properties owned by the Company and its Subsidiaries and setting forth with respect thereto, (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, shut-in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to such Oil and Gas Properties as the Administrative Agent may reasonably request.

“Responsible Officer” of a Person means any chief executive officer or co-chief executive officer, president, vice president with responsibility for financial matters, chief financial officer or treasurer of (1) such Person, if such Person is a corporation or limited liability company, or (2) the general partner of such Person, if such Person is a partnership.

“Restricted Subsidiary” means all subsidiaries of the Company other than Unrestricted Entities.

“Revolving Credit Borrowing” a borrowing hereunder consisting of Revolving Credit Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Scheduled Borrowing Base Determination” means a redetermination of the Borrowing Base in accordance with Section 2.05(a) on each Scheduled Borrowing Base Determination Date.

“Scheduled Borrowing Base Determination Date” means April 1, 2008 and thereafter October 1 and April 1 of each calendar year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreements” means collectively, each agreement in substantially the form of Exhibit H executed by a Loan Party in favor of Administrative Agent for the benefit of the Lenders.

“Security Documents” means the Mortgages, the Security Agreements and related financing statements as same may be amended from time to time and any and all other instruments now or hereafter executed in connection with or as security for the payment of the Obligations.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and

(d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Borrowing Base Determination” has the meaning specified in Section 2.05(b).

“subsidiary” of a Person means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other Equity (in the case of Persons other than corporations) having ordinary voting power for the election of directors or other governing body are owned, or the management of which is controlled directly or indirectly by such Person, or by one or more of the subsidiaries of such Person, or a combination thereof. All references in this Agreement and in the other Loan Documents to the capitalized terms “Subsidiary” or “Subsidiaries” shall mean Restricted Subsidiaries and shall not include any Unrestricted Entity.

Unless the context otherwise expressly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company or Parent as applicable.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.13.

“Swing Line Lender” has the meaning specified in the introductory clause hereto.

“Swing Line Loan” has the meaning specified in Section 2.13(a).

“Swing Line Loan Notice” means a notice of a Borrowing of a Swing Line Loan pursuant to Section 2.13, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Settlement Date” means the 15th day and the last day of each calendar month, provided however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Borrowing Base.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) November 1, 2011, or (b) the date on which the Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Total Indebtedness” means, at any date, all Indebtedness of the Loan Parties, on a consolidated basis, excluding, however, all net obligations with respect to Derivative Contracts entered into in accordance with Section 8.10 and any Guaranty Obligations thereof by Parent entered into in accordance with Section 8.08(b).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Entity” means (1) the entities listed on Schedule 6.19 under the heading “Unrestricted Entities”; and (2) in the event an entity that is not a Wholly Owned Subsidiary becomes a subsidiary of Parent, then such entity shall be an Unrestricted Entity, provided, however, in the event that (a) any of the foregoing entities becomes a Wholly Owned Subsidiary of Parent, or (b) any of the foregoing entities guarantees any other Indebtedness of Parent or any Restricted Subsidiary of Parent, then such entity shall no longer be an Unrestricted Entity and shall be a Restricted Subsidiary, and all of the covenants and other provisions of this Agreement applicable to Restricted Subsidiaries shall apply to such Subsidiary. In addition, Parent may, by notice given to the Administrative Agent, designate an Unrestricted Entity as a Restricted Subsidiary, provided that the requirements of this Agreement pertaining to the granting of Collateral and the giving of a Guaranty by such Subsidiary (including Sections 4.01, 4.02, 7.14 and 7.15) shall be satisfied as a condition of such designation.

“Wholly Owned” means that 100% of the Equity is owned, either directly or indirectly.

1.02                        Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.03                        Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Loan Parties on a consolidated basis, determined in accordance with GAAP.

ARTICLE II.

THE CREDIT

2.01                        Amounts and Terms of the Commitments.

(a)                                  Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a “Revolving Credit Loan”) from time to time on any Business Day during the period from the Effective Date to the Termination Date, so long as (a) with respect to any Lender, such Revolving Credit Loans then requested to be made by such Lender do not exceed such Lender’s Pro Rata Share of the aggregate amount of all Loans then requested from the Lenders, and (b) the sum of the aggregate principal amount of all Revolving Credit Loans by all Lenders hereunder plus the aggregate principal amount of all Swing Line Loans plus the LC Obligation outstanding at any time does not exceed the Borrowing Base in effect at such time. Subject to the terms and conditions hereof, until the Termination Date, Company may borrow, repay, and reborrow hereunder.

(b)                                 Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a promissory note from the Company payable to the order of such Lender (herein called such Lender’s “Note” and collectively, the “Notes”). The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein.

(c)                                  Subject to the terms and conditions of Section 2.10 below and relying upon the agreements of the Lenders set forth herein, the Issuing Lender agrees to issue Letters of Credit as support for Derivative Contracts covering Oil and Gas commodities and other purposes approved by the Administrative Agent upon the request of the Company at any time and from time to time on and after the Effective Date and up to, but excluding, the Termination Date (the “Availability Period”), and the Lenders severally agree to participate in such Letters of Credit and drawings thereunder. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause the LC Obligation to exceed $50,000,000 or the Effective Amount to exceed the Borrowing Base then in effect.

2.02                        Procedure for Borrowings.

(a)                                  Each Revolving Credit Borrowing of Revolving Credit Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Revolving Credit Borrowing duly completed; which notice must be received by the Administrative Agent prior to 12:00 noon (Houston, Texas time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans.

(b)                                 Each Notice of Revolving Credit Borrowing shall specify (i) the amount of the Revolving Credit Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (y) $500,000 or any multiple integrals of $100,000 in excess thereof or (z) the unadvanced portion of the Available Borrowing Base and (B) for LIBOR Loans $3,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $3,000,000, then the Company may not request a LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Loans comprising the Revolving Credit Borrowing; and (iv) for LIBOR Loans the duration of the Interest Period applicable to such Revolving Credit Loans. If the Notice of Revolving Credit Borrowing fails to specify the duration of the Interest Period for any Revolving Credit Borrowing comprised of LIBOR Loans, such Interest Period shall be three months.

(c)                                  The number of Borrowings outstanding of LIBOR Loans shall not exceed five (5) at any one time.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Revolving Credit Borrowing and of the amount of such Lender’s Pro Rata Share of that Revolving Credit Borrowing.

(e)                                  Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Revolving Credit Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 11:00 a.m. (Houston, Texas time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent to the Company’s operating account with the Administrative Agent or by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

2.03                        Conversion and Continuation Elections.

(a)                                  During the period from the Effective Date to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Revolving Credit Loans into Revolving Credit Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Credit Loans having Interest Periods expiring on such day; provided, that if at any time a LIBOR Loan in respect of any Revolving Credit Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $3,000,000, such LIBOR Loan shall automatically convert into a Base Rate Loan.

(b)                                 The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 12:00 noon (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into or continued as LIBOR Loans; and (ii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Revolving Credit Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to LIBOR Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Revolving Credit Loans with respect to which the notice was given.

2.04                        Optional Commitment Reductions and Optional Prepayments.

(a)                                  The Company shall have the right to terminate or to permanently reduce the amount of the Aggregate Maximum Credit Amount, the Swing Line Sublimit or the Letter of Credit Sublimit, at any time, or from time to time, upon notice given to the Administrative Agent (which shall promptly notify the Lenders) not less than 12:00 noon Houston, Texas time three (3) Business Days’ prior to the date of termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than (i) $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof for any reduction of the Aggregate Maximum Credit Amount, and (ii) $1,000,000 or any whole multiple of $500,000 in excess thereof for the Swing Line Sublimit and the Letter of Credit Sublimit). Any such notice given shall be irrevocable and effective only upon receipt by the Administrative Agent. The Aggregate Maximum Credit Amount, the Swing Line Sublimit and the Letter of Credit Sublimit once terminated or reduced may not be reinstated.

(b)                                 Subject to Section 3.04, the Company may, at any time or from time to time,

(i)                                     prepay Revolving Credit Loans that are Base Rate Loans, without premium or penalty, upon irrevocable notice to the Administrative Agent of not less than one (1) Business Day, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $1,000,000 or multiple integrals thereof (unless the outstanding principal amount of all Revolving Credit Loans that are Base Rate Loans is less than $1,000,000, then such prepayments shall be equal to such outstanding principal amount),

(ii)                                  prepay Revolving Credit Loans that are LIBOR Loans, without premium or penalty (but subject to Section 3.04) upon irrevocable notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, prepay Revolving Credit Loans, in whole or in part, in aggregate minimum principal amounts of $1,000,000 or multiple integrals thereof plus all interest and expenses then outstanding. Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Revolving Credit Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and to the extent previously invoiced, any amounts required pursuant to Section 3.04, and

(iii)                               upon notice to the Swing Line Lender (with a copy to the Administrative Agent), voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. Houston, Texas time on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $200,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

2.05                        Borrowing Base Determinations; Mandatory Prepayments of Loans.

(a)                                  Scheduled Borrowing Base Determinations. At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect. From and after the Effective Date, the initial Borrowing Base hereunder shall be $700,000,000.00, until redetermined pursuant to the terms of this Section 2.05. Upon notice to the Company, the Borrowing Base shall be redetermined for each Borrowing Base Period on each Scheduled Borrowing Base Determination Date, and each such redetermination shall be effective as of the date set forth in such notice of redetermination. The Borrowing Base shall be determined based upon the loan collateral value assigned to the Oil and Gas Properties owned by the Company and its Subsidiaries and such other credit factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Loan Parties) which the Lenders deem significant. The Lenders’ determination of the Borrowing Base shall be in their sole discretion and shall not be subject to review or challenge under Sections 11.17 and 11.18 hereof. Upon each redetermination of the Borrowing Base, the Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Lenders in the case of Borrowing Base decreases or affirmations) establish the redetermined Borrowing Base. If the Company does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Maximum Credit Amount or otherwise.

(b)                                 Special Borrowing Base Determinations.

(i)                                     In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.05(a), the Company and the Required Lenders may each request one (1) additional redetermination of the Borrowing Base during each Borrowing Base Period (“Special Borrowing Base Determination”). In the event the Company requests a Special Borrowing Base Determination pursuant to this Section 2.05(b), the Company shall deliver written notice of such request to the Lenders which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Lenders, and (ii) such other information as the Lenders shall request prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Likewise, in the event the Required Lenders exercise their option for a Special Borrowing Base Determination, the Administrative Agent shall give the Company notice of the redetermined Borrowing Base.

(ii)                                  In addition to the Special Borrowing Base Determination permitted by Section 2.05(b)(i), a Special Borrowing Base Determination shall be done at the times set forth in Section 2.14(b)

(c)                                  Mandatory Prepayment of Loans.

(i)                                     If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.04(a), the Effective Amount exceeds the total Commitments, then the Company shall (A) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Loans as a result of the LC Obligation, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.10(h).

(ii)                                  If a Borrowing Base Deficiency shall exist at the time of a Borrowing Base redetermination or adjustment pursuant to the terms of this Agreement, then the Company shall, within thirty (30) days after notice from the Administrative Agent to the Company of the new or adjusted Borrowing Base, exercise any one or combination of the following: (i) make a mandatory principal prepayment in an amount equal to the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (ii) hereof; or (ii) pledge, or cause its Subsidiaries to pledge, additional unencumbered collateral of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the existing Collateral shall cause the Borrowing Base to equal or exceed the Effective Amount, after giving effect to any action taken under (i) hereof. If, because of the LC Obligation, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Company shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as collateral for so long as a Borrowing Base Deficiency remains as provided in Section 2.10(h).

(iii)                               Each prepayment of Loans pursuant to this Section 2.05(c) shall be applied, first, ratably to any Base Rate Borrowings of Base Rate Loans then outstanding, and, second, to any LIBOR Borrowings of LIBOR Loans then outstanding as the Company may direct.

(iv)                              Each prepayment of the Loans pursuant to this Section 2.05(c) shall be applied, first, to the outstanding Swing Line Loans and, second, to outstanding Revolving Credit Loans.

(v)                                 Each prepayment of a Borrowing pursuant to this Section 2.05(c) shall be applied to the Loans included in such prepaid Borrowing in accordance with each Lender’s Pro Rata Share thereof. Prepayments pursuant to this Section 2.05(c) shall be accompanied by accrued interest.

(vi)                              Prepayments permitted or required under this Section 2.05(c) shall be without premium or penalty, but shall be subject to payment of amounts due pursuant to Section 3.04.

2.06                        Repayment.

(a)                                  Revolving Credit Loans. The Company shall repay to the Administrative Agent (for the account of the Lenders in their respective Pro Rata Shares) the aggregate principal amount of Revolving Credit Loans outstanding on the Termination Date, on which date all principal amounts outstanding, plus all accrued but unpaid interest and other amounts then due hereunder or under the other Loan Documents, if not sooner paid, shall be due and payable in full.

(b)                                 Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the first Swing Line Settlement Date to occur after such Loan is made and (ii) the Termination Date.

(c)                                  Interest.

(i)                                     Each LIBOR Loan shall bear interest on the aggregate outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (A) LIBOR, plus the Applicable Margin, or (B) the Highest Lawful Rate. Each Revolving Credit Loan that is a Base Rate Loan and each Swing Line Loan shall bear interest on the aggregate outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Highest Lawful Rate.

(ii)                                  Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.04(b) or 2.05(c) (except in the case of Base Rate Loans) for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii)                               Notwithstanding Section 2.06(c)(i), while any Event of Default exists, the Company shall pay interest (after, as well as before, entry of judgment thereon, to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (A) the

Highest Lawful Rate and (B) the Base Rate plus the Applicable Margin plus two percent (2%) (the “Default Rate”).

2.07                        Fees.

(a)                                  Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Lenders, an aggregate commitment fee equal to the then-applicable Commitment Fee indicated in the Pricing Grid times the actual daily amount by which the Borrowing Base exceeds the sum of (i) the outstanding amount of Revolving Credit Loans and (ii) the outstanding amount of LC Obligations. Such commitment fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the first Business Day of the first month of each quarter commencing on January 2, 2008, through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to the following quarterly payment date. The commitment fee provided in this subsection shall accrue at all times after the Effective Date up to the Termination Date, including at any time during which one or more conditions in Section 5.02 are not met.

(b)                                 Letter of Credit Fee. The Company agrees to pay (i) to Issuing Lender (for the ratable account of the Lenders in their respective Pro Rata Shares), a fee for each Letter of Credit, to be paid quarterly in arrears following the Issuance of such Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof) in the amount equal to the greater of (A) $500.00 and (B) the product equal to the Letter of Credit rate set forth on the Pricing Grid multiplied by the undrawn amount available under such Letter of Credit (such fee shall be deemed to be fully earned and owing upon the Issuance of such Letter of Credit, and no refund shall be due in the event such Letter of Credit is terminated prior to its expiry date), and (ii) to the Issuing Lender for its account a fee for the issuance of each Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof), at the Issuance of such Letter of Credit, in an amount equal to the greater of (A) $500.00 and (B) one-eighth of one percent (0.125%) multiplied by the aggregate amount available under each Letter of Credit (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) Issuing Lender’s usual and customary fees for amendment to transfer of or negotiation of the terms of each Letter of Credit. The Administrative Agent shall pay to each Lender its Pro Rata Share of the Letter of Credit Fee paid pursuant to Section 2.07(b)(i). The Administrative Agent shall pay to the Issuing Lender the Letter of Credit fees paid pursuant to Section 2.07(b)(ii) and (iii).

(c)                                  Agency Fees. The Company shall pay fees to the Administrative Agent for the Administrative Agent’s own account, as required by that certain letter agreement (“Fee Letter”) between the Company and the Administrative Agent dated as of September 10, 2007, relating hereto.

2.08                        Computation of Fees and Interest.

(a)                                  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)                                 Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

2.09                        Payments by the Company; Borrowings Pro Rata.

(a)                                  All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. All payments by the Company shall be made in immediately available funds to the Administrative Agent by credit to the Company’s operating account at the Administrative Agent’s Payment Office for the account of the Administrative Agent or the Lender to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 12:00 Noon (Houston, Texas time) on the date specified herein. Except to the extent otherwise provided herein, (i) each payment by the Company of fees shall be made pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of Revolving Credit Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders. Notwithstanding the foregoing, to the extent money is received by the Administrative Agent pursuant to the exercise of remedies under the Security Documents such money shall be applied to the pro rata payment of obligations secured by such Security Document.

(b)                                 The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 Noon (Houston, Texas time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. When the Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements due Administrative Agent under Section 11.04 or 11.05.

(c)                                  Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)                                 Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Except to the extent otherwise expressly provided herein, each borrowing of Revolving Credit Loans hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.10                        Issuing the Letters of Credit.

(a)                                  Subject to the terms and conditions set forth herein, the Company may request the Issuing Lender to issue Letters of Credit for its own account or for any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period; provided that the Company may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if the Effective Amount exceeds the Borrowing Base at such time or would exceed the Borrowing Base as a result thereof.

(b)                                 In order to effect the issuance of a Letter of Credit, the Company shall submit a Notice of Revolving Credit Borrowing and a LC Application in writing by telecopy to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 1:00 p.m., Houston, Texas time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Revolving Credit Borrowing and LC Application shall be (i) signed by the Company, (ii) specify the Business Day on which such Letter of Credit is to be issued, (iii) specify the purpose for the requested Letter of Credit, (iv) specify the availability for Letters of Credit under (A) the Borrowing Base and (B) the $50,000,000 aggregate LC Obligation limitation, as of the date of issuance of such Letter of Credit, (v) specify the expiry date thereof, which shall not be later than the earlier of (A) twelve (12) months from the date of issuance of such Letter of Credit and (B) seven (7) Business Days prior to the Termination Date, and (vi) specify such other matters as may be required by the Issuing Lender.

(c)                                  Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions set forth in Article V shall not been be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall issue such Letter of Credit or amendment, as the case may be, to the specified beneficiary, in each case in accordance with the Issuing Lender’s usual and customary business practices. The Issuing Bank shall provide the Company with a copy of each Letter of Credit so issued. Each such Letter of Credit shall, unless otherwise expressly agreed by the Issuing Lender and the Company at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”), or any successor entity, and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

(d)                                 Upon the issuance date of each Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit. If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Agreement in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company and the Administrative Agent thereof, but failure to so notify the Company shall not in any way affect the Company’s obligations hereunder. The Company hereby promises and agrees, at the Company’s option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender, by 2:00 p.m., Houston, Texas time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice. If the Company fails timely to make such payment because a Loan cannot be made pursuant to Section 2.01(a) and/or Section 5.02, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft. If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Base Rate. Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft. Nothing in this Section 2.10(e) or elsewhere in this Agreement shall diminish the Company’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as in this Section 2.10(e) provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this Section 2.10(e) agreed.

(f)                                    The Company’s obligation to reimburse the Issuing Lender for amounts paid on account of drafts honored under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit, any LC Application, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the Issuing Lender under a Letter of Credit issued by the Issuing Lender against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any LC Application, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.10(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing

Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.

(g)                                 In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(h)                                 If (i) any Event of Default shall occur and be continuing and the Company receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this Section 2.10(h), or (ii) the Company is required to pay to the Administrative Agent the excess attributable to an LC Obligation in connection with any prepayment pursuant to Section 2.05, then the Company shall deposit, in the LC Collateral Account, an amount in cash equal to, in the case of an Event of Default, the LC Obligation, and in the case of a payment required by Section 2.05, the amount of such excess as provided in Section 2.05, as of such date plus any accrued and unpaid interest thereon; and reference is further made to Section 9.02 which provides that the obligation to deposit cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of certain Events of Default as therein described. The Company hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, to secure the Obligations, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Company’s obligation to deposit amounts pursuant to this Section 2.10(h) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Company or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Lender, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Company’s and any Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for payments under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Obligation at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company and the Guarantors, if any, under this Agreement or the other Loan Documents. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Company is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Obligation in connection with any prepayment pursuant to Section 2.05, then such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

2.11                        Payments to the Administrative Agent; Several Obligations of the Lenders.

(a)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing of LIBOR Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 10:00 a.m. Houston, Texas time on the date of such Revolving Credit Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)                                  The failure of any Lender to make any Loan on any Borrowing Date, to fund any participation or to make a payment pursuant to Section 11.04(c) shall not relieve any other Lender of its obligation to do so, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date, to fund any participation to be funded by such other Lender, or to make any payment pursuant to Section 11.04(c) to be made by such Lender.

2.12                        Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Loans or the participations in LC Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Credit Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall

(a)                                  notify the Administrative Agent of such fact, and

(b)                                 purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in LC Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section 2.12b(ii) shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in LC Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.12(b)(ii) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

2.13                        Swing Line Loans.

(a)                                  The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.13(a), to make loans (each such loan, a “Swing Line Loan”), to the Company from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the outstanding amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the aggregate Commitments at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all LC Obligations at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.13(a), prepay under Section 2.04(b)(iii), and reborrow under this Section 2.13(a). Each Swing Line Loan shall bear interest at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m., Houston, Texas time on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $200,000 or any whole multiple of $50,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m., Houston, Texas time on the date of the proposed Swing Line Borrowing (I) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.13(a), or (II) that one or more of the applicable conditions specified in Article V is not then satisfied, then subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion, may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Credit Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Company with a copy of the applicable borrowing notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Payment Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.13(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.13(c)(i), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.13(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.13(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.13(e) to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.14                        Special Provisions Applicable to BEP I.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, for so long as BEP I is not a Wholly Owned Subsidiary of Parent, (x) BEP I shall not be required to execute a Guaranty or grant Liens on its property or assets to secure the Obligations, and (y) the occurrence of a BEP I Default shall not constitute a Default or an Event of Default under this Agreement. Any of the following shall constitute a “BEP I Default”: (i) BEP I incurs any Indebtedness, (ii) the failure of the Loan Parties to cause BEP I to comply with one or more covenants in this Agreement that are applicable to Restricted Subsidiaries and expiration of the applicable grace period set forth in this Agreement, if any, (iii) failure of a representation and warranty contained in this Agreement to be correct with respect to BEP I or the Oil and Gas Properties owned by it, and (iv) any of the events or circumstances described in Section 9.01(f) or 9.01(g) occur with respect to BEP I or any of its subsidiaries.

(b)                                 Upon the occurrence of a BEP I Default, the Required Lenders may request a Special Borrowing Base Determination.

(c)                                  This Section 2.14 shall cease to apply when BEP I is a Wholly Owned Subsidiary of Parent, or, if earlier, when agreed by the Company.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY;
REPLACEMENT OF LENDERS

3.01                        Taxes.

(a)                                  Payments Free of Taxes. Any and all payments by or on account of any Obligation of the Company shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by a Requirement of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Requirements of Law.

(b)                                 Payment of Other Taxes by the Company. Without limiting the provisions of Section 3.01(a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)                                  Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Company is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by Requirements of Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Company is resident for Tax purposes in the United States of America, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Company to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

3.02                        Illegality.

(a)                                  If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has, since the Effective Date, made it unlawful, or that, since the Effective Date, any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; such notice to be promptly given upon the determination that such circumstances no longer exist.

(b)                                 If a Lender determines that it is unlawful to maintain any LIBOR Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), convert such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.04 into a Base Rate Loan without regard to conditions precedent described in Section 5.02(b), either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan. If the Company is required to so prepay any LIBOR Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)                                  If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBOR Loans shall be instead Base Rate Loans.

(d)                                 Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03                        Increased Costs and Reduction of Return.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement included in the calculation of the LIBOR) or the Issuing Lender;

(ii)                                  subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)                               impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 3.03(a) or (b) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04                        Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense excluding consequential losses which the Lender may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Revolving Credit Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto);

(c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment (including pursuant to Section 2.05 or 2.06) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.03 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under Section 3.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05                        Inability to Determine Rates. If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable pursuant to Section 2.06(c) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing; such written revocation to be promptly given upon determination that such circumstances no longer exist. Upon receipt of such notice, the Company may revoke any Notice of Revolving Credit Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

3.06                        Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

3.07                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in its sole discretion. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.03, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender defaults in its obligation to fund Loans hereunder, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

3.08                        Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

SECURITY

4.01                        The Security. The Obligations will be secured by the Security Documents described in Schedule 4.01 and any additional Security Documents hereafter delivered by the Loan Parties and accepted by the Administrative Agent.

4.02                        Agreement to Deliver Security Documents. The Loan Parties agree to deliver to further secure the Obligations whenever requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests on substantially all assets of Parent, the Company and their present and future Subsidiaries, including Oil and Gas Properties representing not less than 80% of the total value of all Oil and Gas Properties now owned or hereafter acquired by the Loan Parties, as applicable, subject to Permitted Liens. The Loan Parties also agree to deliver whenever requested by the Lenders, title opinions from legal counsel reasonably acceptable to the Lenders or such other evidence of title reasonably satisfactory to the Lenders with respect to the Mortgaged Properties designated by the Lenders, based upon abstract or record examinations to dates reasonably acceptable to the Lenders and (a) stating that the Loan Party, as applicable, has good and defensible title to such properties and interests, free and clear of all Liens except Permitted Liens,

(b) confirming that such Oil and Gas Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage liens in such Oil and Gas Properties and assignments of and security interests in the Oil and Gas attributable to such Oil and Gas Properties and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Lenders may reasonably request.

4.03                        Perfection and Protection of Security Interests and Liens.

(a)                                  The Loan Parties will from time to time deliver to the Administrative Agent any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

(b)                                 In the case of properties other than Oil and Gas Properties, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Company, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

4.04                        Offset. To secure the repayment of the Obligations the Company hereby grants the Administrative Agent and each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of the Administrative Agent at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of the Company now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Company with the Administrative Agent or any Lender, and (c) any other credits and claims of the Company at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Company, any and all items hereinabove referred to against the Obligations then due and payable.

4.05                        Subsidiary Guaranty and Security Agreement.

(a)                                  Each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, including without limitation, each of the Guarantors, shall pursuant to Section 7.15, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment, and the due and punctual performance, of the Obligations of the Company hereunder, which Guaranty shall be substantially in the form and substance of Exhibit G-2, a Security Agreement substantially in the form of Exhibit H, and Security Documents as required by Section 4.02. The Company and its Subsidiaries will cause each of their Subsidiaries to deliver to the Administrative Agent, simultaneously with its delivery of such Guaranty and Security Agreement, (x) written evidence satisfactory to the Administrative Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty, Security Agreement and any other documents which it is required to execute, and (y) such additional closing documents, certificates and opinions of counsel as the Administrative Agent shall require.

(b)                                 Each Loan Party is mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other. The board of directors, managers or general partner, where applicable, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(c)                                  The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

(d)                                 Neither the Company nor any Guarantor is insolvent on the date hereof (that is, the sum of each Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person’s assets, including any rights of contribution, reimbursement or indemnity). Each Loan Party has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged. None of the Company nor any Guarantor has incurred (whether hereby or otherwise), nor does the Company or Guarantor intend to incur or believe that it will incur, liabilities which will be beyond its ability to pay as such liabilities mature.

ARTICLE V.

CONDITIONS PRECEDENT

5.01                        Conditions of Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder, are subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent:

(a)                                  Credit Agreement and Notes. This Agreement, the Notes, the Guaranties, the Security Documents and the other Loan Documents executed by each party thereto;

(b)                                 Resolutions; Incumbency; Organization Documents, Good Standing. A certificate of the Secretary or Assistant Secretary or a Responsible Officer with similar responsibilities of each Loan Party, or in the event that such Loan Party is a limited partnership, such Person’s general partner, certifying as of the Effective Date: (i) Resolutions of its board of directors or members, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Person, authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guaranties, the Security Documents, and all other Loan Documents to be delivered by such Person; (iii) the Organization Documents of such Person as in effect as of the Effective Date; (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, dated as of a recent date; and (v) as may be required by the Administrative Agent, certificate(s) of authority for such Person from states wherein such Person conducts business, evidencing such Person’s qualification to do business in such state. dated as of a recent date;

(c)                                  Certificate of a Responsible Officer of Parent. A certificate signed by a Responsible Officer of Parent follows:

(i)                                     certifying as to the sources and uses of funding for the Quicksilver Acquisition;

(ii)                                  certifying:

(A)                              that attached thereto is a true and complete executed copy of the Quicksilver Acquisition Agreement;

(B)                                that the Company is consummating the Quicksilver Acquisition on the Effective Date substantially concurrently with the making of the Loans on the date of such certificate, in accordance with the terms of the Quicksilver Acquisition Agreement and with the conditions precedent thereto having been satisfied (other than payment of the cash purchase price in the amount specified in such Certificate), except as may be acceptable to the Administrative Agent (provided that the Company may waive the requirement that Quicksilver deliver audited financial statements as a condition precedent to the closing of the Quicksilver Acquisition);

(C)                                as to the final purchase price for the Quicksilver Acquisition Properties and the Quicksilver Target Equity Interests after giving effect to all adjustments as of the Effective Date contemplated by the Quicksilver Acquisition Documents and specifying, by category (e.g., working capital, capital expenditures, title defect or environmental defect), the amount of such adjustment;

(D)                               that attached thereto is a true and complete list of the Quicksilver Acquisition Properties, if any, which have been excluded from the Quicksilver Acquisition pursuant to the terms of the Quicksilver Acquisition Documents, specifying with respect thereto the basis of exclusion (e.g., title defect or environmental defect);

(E)                                 that attached thereto is a true and complete list of all Quicksilver Acquisition Properties for which any seller has elected to cure a title defect;

(F)                                 that attached thereto is a true and complete list of all Quicksilver Acquisition Properties for which any seller has elected to remediate an adverse environmental condition; and

(G)                                that attached thereto is a true and complete list of all Quicksilver Acquisition Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right;

(iii)                               certifying that Parent received gross proceeds of not less than $350,000,000 through an offering of common equity or private placement of its common units and contributed the net proceeds of such offering to the Company;

(iv)                              certifying no Quicksilver Material Adverse Effect shall have occurred;

(v)                                 certifying that all applicable waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by the Quicksilver Acquisition Agreement shall have lapsed or terminated;

(vi)                              certifying that the Company has received all Permits of any Governmental Entity (other than Customary Post-Closing Consents) as are necessary in connection with (A) the transfer of the Interests to the Company except where failure to have received such Permit would not have a Quicksilver Material Adverse Effect and (B) the issuance of the Common Units comprising the Equity Consideration to Quicksilver (capitalized terms used in this clause (vi) that are not defined in this Agreement shall have the meanings given to them in the Quicksilver Acquisition Agreement);

(vii)                           certifying that there shall be no order of any nature by any Governmental Entity that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by the Quicksilver Acquisition Agreement, and no Action before any Governmental Entity shall have been instituted or threatened by any Person which seeks to prevent or delay the consummation of any of the transactions contemplated by the Quicksilver Acquisition Agreement or which challenges the enforceability of the Quicksilver Acquisition Agreement or any of the Loan Documents (capitalized terms used in this clause (vii) that are not defined in this Agreement shall have the meanings given to them in the Quicksilver Acquisition Agreement);

(viii)                        certifying that there shall be no Actions pending and, to the Company’s Knowledge, no Action threatened in law or in equity or before any Governmental Entity, against Quicksilver (with regard to the Quicksilver Acquisition Properties) or any of the Quicksilver Target Equity Interests, that, if determined or resolved adversely, could result in a Quicksilver Material Adverse Effect (capitalized terms used in this clause (viii) that are not defined in this Agreement shall have the meanings given to them in the Quicksilver Acquisition Agreement);

(ix)                                certifying that no Default or Event of Default exists or will result, under Sections 9.01(a) through (j) or Sections 9.01(l) through (o), both before and after giving effect to the making of extensions of credit by the Lenders on the Effective Date and the closing of the Quicksilver Acquisition;

(x)                                   certifying that the representations and warranties of the Company and the other Loan Parties contained in Article VI and in the other Loan Documents delivered on the Effective Date are true and correct in all material respects, provided that (1) the representation and warranty pursuant to Section 6.14 is made without giving effect to the extensions of credit by the Lenders on the Effective Date or the closing of the Quicksilver Acquisition, and (2) with respect to the Quicksilver Acquisition Properties the Company makes only (A) those representations that Quicksilver makes in the Quicksilver Acquisition Agreement, the breach of which would result in the Company having the right to terminate its obligations under the Quicksilver Acquisition Agreement, and (B) the representations contained in Sections 6.01, 6.02, 6.06(b), 6.08 and 6.16;

(xi)                                certifying as to the solvency of the Company and its Subsidiaries taken as a whole and Parent and its Subsidiaries taken as a whole, after giving effect to the Quicksilver Acquisition and the incurrence on the Effective Date of Indebtedness hereunder;

(xii)                             certifying that the Company has entered into one or more Derivative Contracts which cover at least 80% of the reasonably anticipated projected production from the Quicksilver Acquisition Properties constituting proved developed producing Oil and Gas Properties;

(xiii)                          attaching and certifying a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period, prepared after giving effect to the Quicksilver Acquisition as if the Quicksilver Acquisition had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the reserve reports previously provided to the Administrative Agent; and

(xiv)                         attaching calculations demonstrating pro forma compliance with Sections 8.14, 8.15 and 8.16, giving effect to the Quicksilver Acquisition, as of the end of the most recent fiscal quarter of the Company for which financial statements have been filed with the SEC;

(xv)                            attaching and certifying insurance certificates from the Company’s insurance carriers reflecting the current insurance policies required under Section 7.08 including any necessary endorsements to reflect the Administrative Agent as additional insured and loss payee for the ratable benefit of the Lenders;

(d)                                 Certificate of a Responsible Officer of Parent. A certificate signed by a Responsible Officer of Parent follows:

(i)                                     certifying that attached thereto are true and complete copies of the assignments, deeds and leases for all of the Quicksilver Acquisition Properties;

(ii)                                  certifying that, based upon a due diligence review of title covering the Quicksilver Acquisition Properties consistent with the due diligence protocol and procedures furnished to the Administrative Agent dated September 10, 2007 (A) such due diligence review covers not less than 70% of the total net present value (determined by a discount factor of 10%) of the Quicksilver Oil and Gas Properties that constitute proved Oil and Gas Properties, and (B) the Loan Parties have good and defensible title to their Oil and Gas Properties, subject to no other liens, other than (1) Permitted Liens, and (2) Title Defects (as defined in the Quicksilver Acquisition Agreement) with respect to which the Company has asserted its rights pursuant to Section 6.12(d) of the Quicksilver Acquisition Agreement, and certifying that no Title Defects exist that would permit termination of the Quicksilver Acquisition Agreement pursuant to Section 8.1(c) thereof; and

(iii)                               attaching copies of environmental review reports prepared by an independent consultant for the Company covering the Quicksilver Acquisition Properties, such report to be addressed to the Administrative Agent or to be accompanied by a reliance letter reasonably satisfactory to the Administrative Agent, and certifying that (A) to the extent there are Environmental Defects (as defined in the Quicksilver Acquisition Agreement) the Company has asserted its rights pursuant to Section 6.14(b) of the Quicksilver Acquisition Agreement, and (B) there does not exist Environmental Defects that would permit termination of the Quicksilver Acquisition Agreement pursuant to Section 8.1(c) thereof;

(e)                                  Pricing Grid Certificate. A Pricing Grid Certificate, prepared by giving effect to the Quicksilver Acquisition and the initial Loans on the Effective Date;

(f)                                    Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement to the extent then due and payable on the Effective Date, including any such costs, fees and expenses arising under or referenced in Sections 2.07 and 11.04;

(g)                                 Opinion of Counsel. Opinions of Company’s general counsel, Vinson & Elkins L.L.P., as counsel for the Loan Parties, and opinion of local counsel for the Loan Parties, covering such matters as the Administrative Agent may require and in form and substance satisfactory to the Administrative Agent, dated as of the Effective Date;

(h)                                 Notice. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing, a request for a Letter of Credit pursuant to Section 2.10 or a request for a Swing Line Loan pursuant to Section 2.13, as applicable; and

(i)                                     Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

5.02                        Conditions to Extensions of Credit. The obligation of each Lender to make any Loan after the Effective Date or to convert any Revolving Credit Loan into a LIBOR Loan under Section 2.03 (but specifically excluding the continuation of LIBOR Loans on the last day of the Interest Period therefor), and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit after the Effective Date, is subject to the satisfaction of the following conditions precedent; provided that this Section 5.02 shall not apply to any Credit Extensions to be made on the Effective Date:

(a)                                  Notice. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing, a Notice of Conversion/Continuation, a request for a Letter of Credit pursuant to Section 2.10 or a request for a Swing Line Loan pursuant to Section 2.13, as applicable;

(b)                                 Continuation of Representations and Warranties. The representations and warranties of the Company and the Guarantors in Article VI and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension or conversion, as applicable, before and after giving effect to such Credit Extension or conversion (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(b), the representations and warranties contained in Sections (a) and (b) of Section 6.14 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01).

(c)                                  No Material Adverse Effect. At the time of and immediately after giving effect to such Borrowing or conversion or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred or shall exist.

(d)                                 No Existing Default. At the time of and immediately after giving effect to such Borrowing or conversion or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist.

Each Notice of Revolving Credit Borrowing, Notice of Conversion/Continuation and request for issuance, amendment, renewal or extension of a Letter of Credit submitted by the Company hereunder shall constitute a representation and warranty by the Company on the date thereof that the conditions in Section 5.02 are satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and each Lender that:

6.01                        Organization, Existence and Power. Each Loan Party and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law.

6.02                        Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders or otherwise that would constitute a Material Adverse Effect or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law, that would constitute a Material Adverse Effect, including, without limitation, any California Requirement of Law promulgated with respect to preparedness and damage prevention associated with earthquakes.

6.03                        Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Loan Parties and the operation of their business; and such filings as may be necessary in connection with Lenders’ exercise of its remedies hereunder.

6.04                        Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05                        Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its subsidiaries, or any of their respective Properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely, would reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06                        No Default.

(a)                                  No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Loan Parties.

(b)                                 No Loan Party or any Restricted Subsidiary or any Unrestricted Entity is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would create an Event of Default under Section 9.01(e). Each Loan Party and its subsidiaries is in compliance with all requirements of any Governmental Authority applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.07                        ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

6.08                        Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.16. No Loan Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.09                        Title to Properties. Subject to Permitted Liens, the Loan Parties and their Subsidiaries shall each have good and defensible title to all of their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each Loan Party and its Subsidiaries shall have good title to all other Oil and Gas Properties necessary or used in the ordinary conduct of their respective businesses. After giving full effect to the Permitted Liens, any Loan Party or Subsidiary thereof specified as the owner under the most recently delivered Reserve Report owns the net interests in production attributable to the Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party or Subsidiary thereof to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s or Subsidiary’s net revenue interest in such Property. Other than as set forth on Schedule 6.09, no consents or rights of first refusal exist or remain outstanding with respect to such Loan Party’s or Subsidiary’s interest in the Mortgaged Properties assigned to it pursuant to any Acquisition of Oil and Gas Properties other than Permitted Liens. Other than as set forth on Schedule 6.09, as of the Effective Date, the property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10                        Oil and Gas Reserves. Each Loan Party and each of its Subsidiaries is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Oil and Gas Properties are not subject to any Lien other than as set forth in the financial statements referred to in Section 6.14, as disclosed to the Lenders in writing prior to the date of this Agreement and Permitted Liens. All Oil and Gas have been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations of governmental authority; each of the Loan Parties and its Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease and any other agreement comprising its Oil and Gas Properties; and all such oil, gas and mineral leases and other agreements have been and will hereafter be maintained in full force and effect. Provided, however that nothing in this Section 6.10 shall prevent any Loan Party or its Subsidiaries from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not disadvantageous in any way to the Lenders and which, in the opinion of such Loan Party, is in its best interest, and such Loan Party and its Subsidiaries is and will hereafter be in compliance with all obligations hereunder. All of the Loan Parties’ and their Subsidiaries’ Operating Agreements and Operating Leases with respect to their Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms except as such may be modified by applicable bankruptcy law or an order of a court in equity.

6.11                        Initial Reserve Report. The Company has heretofore delivered to the Lenders a true and complete copy of (x) a report, dated effective as of December 31, 2006, prepared by Netherland, Sewell and Associates, Inc. (collectively, the “Initial Reserve Reports”) relating to an evaluation of the Oil and Gas attributable to certain of the Mortgaged Properties described therein. To the knowledge of the Company, (a) the assumptions stated or used in the preparation of the Initial Reserve Report are reasonable, (b) all information furnished by the Company to Netherland, Sewell and Associates, Inc. (the “Independent Engineer”) for use in the preparation of the Initial Reserve Report, was accurate in all material respects, (c) there has been no material adverse change in the amount of the estimated Oil and Gas shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (d) the Initial Reserve Report do not omit any material statement or information necessary to cause the same not to be misleading to the Lenders.

6.12                        Gas Imbalances. There are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties which would require the Loan Parties or their Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 300,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

6.13                        Taxes. Unless specifically disclosed on Schedule 6.13, the Loan Parties and their Subsidiaries have filed all federal tax returns and reports required to be filed, and have paid all federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Loan Parties and their Subsidiaries have filed all state and other non-federal tax returns and reports required to be filed, and have paid all state and other non-federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any of its subsidiaries that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14                        Financial Condition.

(a)                                  The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since December 31, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and the business of Parent and the Loan Parties have been conducted only in the ordinary course consistent with past business practices.

6.15                        Environmental Matters. Except as described on Schedule 6.15 hereto or that, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect (or with respect to (c) and (d) below, where the failure, either individually or in the aggregate, to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)                                  neither any Property of any Loan Party or any of its Subsidiaries, nor the operations conducted thereon, violate Environmental Laws.

(b)                                 no Property of any Loan Party or any of its Subsidiaries, nor the operations currently conducted thereon by any Loan Party, or, to the knowledge of such Loan Party, no operations conducted thereon by any prior owner or operator of such Property, are in violation of or subject to any existing, or to the knowledge of such Loan Party, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under Environmental Laws.

(c)                                  all notices, permits, licenses, exemptions, and approvals, if any, required to be obtained or filed under any Environmental Law in connection with the operation or use of any and all Property by each Loan Party, including, without limitation, any treatment, storage, disposal or Release of any Hazardous Materials into the environment, have been duly obtained or filed or requested, and each

Loan Party and its Subsidiaries is in compliance with the material terms and conditions of all such notices, permits, licenses, exemptions and approvals.

(d)                                 Hazardous Materials, if any, generated by the Loan Parties or any of their Subsidiaries at any and all Property of any such Subsidiary have in the past been transported, treated and disposed of in compliance with Environmental Laws then in effect, and, to the knowledge of such Loan Party, transport carriers and treatment and disposal facilities known by such Loan Party to have been used by it are not the subject of any existing action, investigation or inquiry by any Governmental Authority under any Environmental Laws.

(e)                                  no Hazardous Materials have been disposed of or otherwise Released by any Loan Party or any Subsidiary thereof on or to any Property of such Loan Party or Subsidiary except in compliance with Environmental Laws.

(f)                                    no Loan Party has any known pending assessment, investigation, monitoring, removal or remedial obligations under applicable Environmental Laws in connection with any Release or threatened Release of any Hazardous Materials into the environment by any Loan Party or any Subsidiary thereof.

6.16                        Regulated Entities. Neither Parent nor any of its Subsidiaries, is an “investment company” or is a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940. None of the Loan Parties, or any Person controlling the Company or the Guarantors, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17                        No Burdensome Restrictions. No Loan Party or any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18                        Copyrights, Patents, Trademarks and Licenses, Etc. Each Loan Party and each of its Subsidiaries owns or is licensed or otherwise has the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without material conflict with the rights of any other Person. To the knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes in a material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.19                        Subsidiaries and Other Equity Interests. No Loan Party has any Subsidiary, Unrestricted Entity or other equity investment other than those specifically disclosed in Schedule 6.19 hereto. The Company owns the percentage interest of all issued and outstanding Equity in each Subsidiary, Unrestricted Entity or other material equity investment described on Schedule 6.19. Parent owns one hundred percent (100%) of the issued and outstanding equity in the Company. The Company may update and replace Schedule 6.19 from time to time to reflect changes resulting from transactions or other events permitted hereunder.

6.20                        Insurance. The Properties of each Loan Party and its Subsidiaries is insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such other Loan Party or Subsidiary operates.

6.21                        Derivative Contracts. As of the date hereof Schedule 6.21 sets forth, a true and complete list of all Derivative Contracts of the Loan Parties and their Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

6.22                        Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate (other than any financial projections, forecasts or estimates) furnished by or on behalf of any Loan Party in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to any Loan Party, or omits any material fact known to any Loan Party, required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.23                        Solvency. The Loan Parties, taken as a whole, and individually, are Solvent.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan, Letter of Credit or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding, unless the Lenders waive compliance in writing:

7.01                        Financial Statements. Each of the Loan Parties shall maintain, for itself and each of its Consolidated Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and deliver, or cause to be delivered, to Administrative Agent, with sufficient copies for each Lender:

(a)                                  no later than fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements:

(i)                                     the audited consolidated balance sheet and related statements of income, partners equity and cash flows of Parent as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all (A) reported on by a nationally recognized independent public accounting firm (the “Independent Auditor”) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (B) certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)                                  unaudited annual consolidating balance sheet and consolidating statement of income for Parent and its Consolidated Subsidiaries as of the end of such year, certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(iii)                               the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such year, setting forth in each case in comparative form the figures for the previous final year, and unaudited consolidating balance sheets and statements of income, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(b)                                 fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of Parent:

(i)                                     the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of Parent as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of), the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes; and

(ii)                                  the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

7.02                        Certificates; Other Production and Reserve Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  As soon as available, but not later than 45 days after the close of each fiscal quarter of Parent (including the fourth quarter), a Quarterly Status Report covering each of the three months during such fiscal quarter;

(b)                                 Concurrently with any delivery of financial statements under Sections 7.01(a) and 7.01(b), a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Derivative Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 8.05, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(c)                                  Concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a Pricing Grid Certificate executed by a Responsible Officer of Parent;

(d)                                 Concurrently with the delivery of the statements and reports referred to in Sections 7.01(a) and 7.01(b), a Compliance Certificate executed by a Responsible Officer of Parent;

(e)                                  Annually commencing March 1, 2008, dated as of January 1st of such year, a Reserve Report prepared by the Independent Engineer or other independent petroleum engineer reasonably acceptable to Administrative Agent and the Company, and annually, commencing August 15, 2008, dated as of July 1st of such year, a Reserve Report prepared by personnel of the Company and certified by a Responsible Officer of the Company as true and correct in all material respects. Each Reserve Report shall be in form and substance reasonably satisfactory to the Lenders. With the delivery of each Reserve Report, the Company shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Loan Parties own (and in the case of Oil and Gas Properties owned by BEP I, BEP I owns) good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report, and such Properties are free of all Liens except for Liens permitted by Section 8.01, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.12 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Loan Party to deliver (or, in the case of Oil and Gas Properties owned by BEP I, would require BEP I to deliver) Oil and Gas either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the most recently delivered Reserve Report and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent;

(f)                                    [Intentionally Omitted];

(g)                                 Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.02;

(h)                                 Promptly after available, copies of each annual report, proxy or other report or communication sent to the equity owners of Parent, and copies of all annual , regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC and not otherwise required to be deliver to the Administrative Agent pursuant hereto;

(i)                                     Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 7.02(e), or after an Event of Default, upon request, a list of all Persons purchasing Oil and Gas from any of the Loan Parties or BEP I;

(j)                                     Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event;

(k)                                  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Loan Party’s organizational name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number, if any;

(l)                                     Promptly upon the request of the Administrative Agent, such copies of all geological, engineering and related data contained in any of Loan Parties’ files or readily accessible to the Loan Party relating to the Oil and Gas Properties as may reasonably be requested;

(m)                               On request by the Administrative Agent, based upon the Administrative Agent’s or Lenders’ good faith belief that any Loan Party’s title to the Mortgaged Properties (or BEP I’s title to Oil and Gas Properties owned by it) or the Administrative Agent’s lien on the Loan Parties’ properties is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage lien evidence satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering such Loan Party’s title thereto (or BEP I’s title to Oil and Gas Properties owned by it) and evidencing that the Obligations are secured by liens and security interests as provided in this Agreement and the Security Documents;

(n)                                 As soon as available, and in any event within 90 days after the end of each fiscal year, a business and financial plan for Parent (in form reasonably satisfactory to the Administrative Agent), prepared by a Responsible Officer, setting forth for the fiscal year most recently ended, quarterly financial projections and budgets for Parent, and for four fiscal years thereafter yearly financial projections and budgets; and

(o)                                 Promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

Documents required to be delivered pursuant to Sections 7.01(a), 7.01(b) and 7.02(h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent ); provided, however, that (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by Section 7.02(d) to the Administrative Agent.

7.03                        Notices. The Company shall promptly notify the Administrative Agent:

(a)                                  of the occurrence of any Default, Event of Default or BEP I Default, or any event or circumstance that would reasonably be expected to become a Default, Event of Default or BEP I Default;

(b)                                 of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Parent, the Company or any subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between Parent, the Company or any subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation, proposed legislation, ordinance or regulation of a Governmental Authority, or proceeding affecting Parent, the Company or any subsidiary thereof; including pursuant to any applicable Environmental Laws; or (iv) revocation, cancellation or failure to renew any license, permit or franchise where such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect;

(c)                                  of any material change in accounting policies or financial reporting practices by Parent, the Company or any of its subsidiaries; or

(d)                                 of the formation or acquisition of any Restricted Subsidiary or Unrestricted Entity.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action such Loan Party proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04                        Preservation of Company Existence, Etc. Each Loan Party shall, and shall cause its Subsidiaries to:

(a)                                  preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation, provided however, that the wind-up of any Subsidiary shall be permitted either to the extent assets of such Subsidiary are not transferred to any party other than the Company or another Subsidiary;

(b)                                 preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)                                  use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)                                 preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05                        Maintenance of Property. Each Loan Party shall, and shall cause its Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect provided, however, that nothing in this Section 7.05 shall prevent such Loan Party or its Subsidiaries from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of such Loan Party, and each such Loan Party is and will hereafter be in compliance with all obligations hereunder.

7.06                        Title Information.

(a)                                  On or before December 3, 2007 the Company will deliver to the Administrative Agent a written due diligence report satisfactory to the Administrative Agent with respect to title covering the Quicksilver Acquisition Properties, which report shall be consistent with the due diligence protocol and procedures furnished to the Administrative Agent dated September 10, 2007 and shall cover not less than 70% of the total net present value (determined by a discount factor of 10%) of the Quicksilver Oil and Gas Properties that constitute proved Oil and Gas Properties; and

(b)                                 (i)                                     On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 7.02(e), the Company will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total net present value (determined by a discount factor of 10%) of the proved Oil and Gas Properties (other than the Quicksilver Oil and Gas Properties) evaluated by such Reserve Report.

(ii)                                  If the Company has provided title information for additional Properties under Section 7.06(a), the Company shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 8.01 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties (other than the Quicksilver Oil and Gas Properties) evaluated by such Reserve Report.

(iii)                               If the Company is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Company does not comply with the requirements to provide acceptable title information covering 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties (other than the Quicksilver Oil and Gas Properties) evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards “the 80% requirement”, and the Administrative Agent may send a notice to the Company and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Company to be in compliance with the requirement to provide acceptable title information on 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties (other than the Quicksilver Oil and Gas Properties). This new Borrowing Base shall become effective immediately after receipt of such notice.

7.07                        Additional Collateral. In connection with each redetermination of the Borrowing Base, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 7.02(e)) to ascertain whether the Mortgaged Properties represent at least 80% of the total net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total net present value, then the Company shall, and shall cause each Loan Party to, grant, within thirty (30) days of delivery of the certificate required under Section 7.02(e), to the Administrative Agent or its designee as security for the Obligations a first-priority Lien interest on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total net present value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

7.08                        Insurance. Each Loan Party shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loan shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insured” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

7.09                        Payment of Obligations. Each Loan Party shall, and shall cause its Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or its Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except in each of (a), (b) and (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.10                        Compliance with Laws. Each Loan Party shall, and shall cause its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including Environmental Laws, the Federal Fair Labor Standards Act and any California Requirement of Law promulgated with respect to earthquakes), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.11                        Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.12                        Inspection of Property and Books and Records. Each Loan Party shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or its Subsidiary, as applicable. Each Loan Party shall, and shall cause its Subsidiaries to, permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.13                        Environmental Laws.

(a)                                  Each Loan Party shall, and shall cause its Subsidiaries to, comply with all applicable Environmental Laws and maintain all environmental, health and safety permits, licenses and authorizations necessary for its operations and will maintain such in full force and effect except where such noncompliance or the failure to maintain such permits, licenses and authorizations would not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause its Subsidiaries to, promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release of any Hazardous Materials on, under, about or from any of the Loan Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Loan Party shall, and shall cause its Subsidiaries to, establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Loan Party’s obligations under this Section 7.13 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect

(c)                                  Each Loan Party will, and will cause its Subsidiaries to, promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Loan Party or Subsidiary, or of which it has notice, pending or threatened against such Loan Party or any of its Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its Properties or the operation of its business, except where any such alleged violations or incidents of non-compliance would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $1,000,000.

(d)                                 Each Loan Party will, and will cause its Subsidiaries to, promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by such Loan Party or Subsidiary in connection with its ownership or use of its Properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Materials at any location, except where any such alleged responsibility would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $1,000,000.

7.14                        Pledge of Equity in New Subsidiary. If, at any time after the date of this Agreement, any new Subsidiary is acquired or created, then the applicable Loan Party shall pledge all of the Equity of such Subsidiary and deliver such documentation as the Administrative Agent requires in connection with such pledge, including original stock or other ownership certificates evidencing such Equity, together with undated stock powers for each such certificate duly executed in blank and such additional closing documents, certificates and legal opinions as the Administrative Agent shall reasonably require.

7.15                        New Subsidiary Guarantors. If, at any time after the date of this Agreement, there exists any subsidiary of a Loan Party (other than BEP I and the Unrestricted Entities) that is not a Guarantor hereunder, or if BEP I or any Unrestricted Entity becomes a Wholly Owned Subsidiary of a Loan Party, then such Loan Party shall cause BEP I or each such Subsidiary, as applicable, to execute and deliver to the Administrative Agent a Guaranty or supplement to existing Guaranty, and a Security Agreement or supplement to existing Security Agreement, and other documents and opinions as required pursuant to Sections 4.02 and 4.05.

7.16                        Use of Proceeds. The Company shall use the proceeds of the Loans (a) to pay a portion of the purchase price for the Quicksilver Acquisition and related expenses, (b) for standby letters of credit up to the amount of the Letter of Credit Sublimit, (c) for working capital purposes (including capital expenditures made for the exploration and development of Oil and Gas Properties) of the Company and its Subsidiaries, (d) for general company purposes of the Company and its Subsidiaries, and (e) for acquisitions permitted under Section 8.04 and Restricted Payments permitted under Section 8.09. The Company shall use the Letters of Credit as support for Derivative Contracts and for other general company purposes of the Company and its Subsidiaries.

7.17                        Operating Accounts. The Loan Parties and their Subsidiaries shall maintain with Administrative Agent all primary operating and depository accounts.

7.18                        Phase I Reports. As soon as available, and in any case within fifteen (15) days prior to acquiring any Oil and Gas Properties directly or indirectly through a Subsidiary each Loan Party shall deliver to the Lenders a Phase I Report covering such Oil and Gas Properties to be acquired in form and substance reasonably satisfactory to the Administrative Agent.

7.19                        Further Assurances.

(a)                                  Each Loan Party will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein. The Company at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Administrative Agent in or the Lien of the Administrative Agent on the Mortgaged Properties. Upon request by the Administrative Agent, each Loan Party shall promptly execute such additional Security Documents covering any new Oil and Gas Properties reflected on the Quarterly Status Reports or any new Subsidiaries of the Loan Parties. The Company will pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and such Loan Party will satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or any Liens thereon in favor of the Administrative Agent for the benefit of the Issuing Lender and the Lenders.

(b)                                 Each Loan Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged

Property without the signature of such Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send such Loan Party any financing or continuation statements it files without the signature of such Loan Party and the Administrative Agent will promptly send the Company the filing or recordation information with respect thereto.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding, unless the Lenders waive compliance in writing:

8.01                        Limitation on Liens. Each Loan Party agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                  any Lien created under any Loan Document;

(b)                                 Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.09;

(c)                                  carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d)                                 Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)                                  Liens on the Property of such Loan Party securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(f)                                    easements, rights-of-way, restrictions, defects or other exceptions to title (including, but not limited to, the contractual nature of the Company’s interest in the Brea Oil Field, Orange County, California, and the failure of certain Indian Tribes to act on assignment consents in certain Wyoming properties in connection with the acquisition by the Company of Properties from Nautilus Resources, LLC and Phoenix Production Company) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Loan Parties;

(g)                                 Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; or under any deposit account agreement entered into in the ordinary course of business; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Party, (ii) the Loan Party maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Loan Party to provide cash collateral to the depository institution; and

(h)                                 Oil and Gas Liens.

8.02                        Disposition of Assets. Each Loan Party agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Oil and Gas Properties or any other property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)                                  as permitted under Sections 7.05, 8.03, 8.04 or 8.09;

(b)                                 Dispositions of inventory, including produced Oil and Gas, in the ordinary course of business;

(c)                                  Dispositions by the Company’s Subsidiaries to the Company;

(d)                                 used, worn-out or surplus equipment in the ordinary course of business; and

(e)                                  Dispositions not otherwise permitted under Sections 8.02(a) – (d) above which are made in the ordinary course of business; provided that, (i) no Event of Default shall exist at the time of such Disposition or result therefrom, and (ii) the aggregate value (as determined by the value assigned to such properties under the most recent Reserve Report) of all Dispositions of Oil and Gas Properties made by the Loan Parties, together, shall not exceed in any Borrowing Base Period five percent (5%) of the Borrowing Base then in effect; further provided that, the Borrowing Base shall be automatically reduced by an amount equal to the aggregate value of such Oil and Gas Properties and to the extent a Borrowing Base Deficiency results from such reduction, up to one-hundred percent (100%) of the proceeds of such Dispositions, net of usual and customary reasonable fees, expenses and taxes, shall be applied, as necessary, to cure such Borrowing Base Deficiency.

8.03                        Consolidations and Mergers. No Loan Party shall, or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)                                  any Subsidiary may merge with any Loan Party, provided that the Company or other Loan Party, as applicable, shall be the continuing or surviving entity;

(b)                                 any Subsidiary may sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or any other Subsidiary that is a Guarantor; and

(c)                                  Dispositions permitted under Section 8.02(e).

8.04                        Loans and Investments. No Loan Party shall, or permit any of its Subsidiaries to, purchase, acquire, or own, or permit any of its Subsidiaries to purchase, acquire, or own any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (including any Unrestricted Entity), or make any Acquisition, or make any advance, loan, extension of credit or capital contribution to or any other investment in (collectively, “Investments”) any Person including any Restricted Subsidiary, Unrestricted Entity, Affiliate of the Company or other Person, except for:

(a)                                  Investments made on or prior to the Effective Date in the entities described in Schedule 6.19;

(b)                                 Investments in Cash Equivalents;

(c)                                  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(d)                                 Investments (i) by Parent in or to the Company, and (ii) by the Company or any Subsidiary in or to a Domestic Subsidiary that is a Guarantor or that becomes a Guarantor upon the making of such Investments, provided, however, that in the case of this clause (ii) no Event of Default exists;

(e)                                  Investments permitted under Section 8.02(c);

(f)                                    Investments in Derivative Contracts permitted under Section 8.10;

(g)                                 Investments with third parties that (i) are customary in the oil and gas business, (ii) are made in the ordinary course of such Person’s business, and (iii) are made in the form of or pursuant to Operating Agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements;

(h)                                 extensions of credit by the Company to any of its full time employees which do not exceed $500,000 at any time outstanding in the aggregate to all such employees;

(i)                                     non-hostile Acquisitions of Equity or other Acquisitions, provided that: (i) immediately prior to and after giving effect to such Acquisition, no Default or Event of Default exists or would result therefrom; (ii) if such Acquisition is of Equity of a Person, (x) all of the Equity of such Person is acquired and such Person becomes a Guarantor and grants a lien on its assets, and all the Equity in such Person is pledged as Collateral for the Obligations, in accordance with Section 4.01 and (y) such Person is principally engaged in the same business as the Loan Parties; and (iii) the Company shall be in pro forma compliance with the covenants set forth in Section 8.14, 8.15, and 8.16 based on the trailing four (4) quarters and as adjusted on a pro forma basis for such Acquisition; and

(j)                                     other Investments made after the Effective Date in an amount not to exceed $5,000,000 in the aggregate.

8.05                        Limitation on Indebtedness. No Loan Party shall, or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement or the other Loan Documents;

(b)                                 Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)                                  Indebtedness incurred in connection with the issuance of Derivative Contracts permitted under Section 8.10 hereof;

(d)                                 Specific Indebtedness outstanding on the date hereof and listed in Schedule 8.05 hereto; and

(e)                                  Unsecured Indebtedness not otherwise permitted under Sections 8.05(a) – (d) above in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

8.06                        Transactions with Affiliates. No Loan Party shall, or permit any of its Subsidiaries to, enter into any transaction with or make any payment or transfer to (collectively, “Transactions”) any Affiliate of the Company or such Loan Party, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company or such other Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such other Person or to the extent permitted under Section 8.09, provided that the foregoing restriction shall not apply to Transactions between or among the Company and the Guarantors.

8.07                        Margin Stock. No Loan Party shall use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act. If requested by the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U or Regulation X of the FRB, as the case may be.

8.08                        Contingent Obligations. No Loan Party shall, or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)                                  endorsements for collection or deposit in the ordinary course of business;

(b)                                 Derivative Contracts permitted under Section 8.10 hereof and Guaranty Obligations of Parent with respect to the Florida Crude Oil Purchase Contracts.

(c)                                  Contingent Obligations of the Loan Parties listed in Schedule 8.08 hereto, not to exceed $1,000,000 in the aggregate;

(d)                                 plugging bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business, provided that such obligations shall not exceed $10,000,000 in the aggregate;

(e)                                  this Agreement and the Loan Documents; and

(f)                                    any other Contingent Obligations of the Loan Parties to the extent not described in Sections 8.08(a) - (e) not to exceed an aggregate amount of $10,000,000 outstanding at any time.

8.09                        Restricted Payments. No Loan Party shall, or permit any of its Subsidiaries to, purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interest, partnership interest or shares, now or hereafter outstanding from its members, partners or stockholders or declare or pay any distribution, dividend or return capital to its members, partners or stockholders, or make any distribution of assets in cash or in kind to its members, partners or stockholders (collectively “Restricted Payments”); except (a) Parent may declare and pay dividends with respect to its Equity payable solely in additional shares of its Equity, (b) Subsidiaries of the Company may declare and pay dividends ratably with respect to their Equity, (c) the Company may declare and pay dividends to Parent, and (d) Parent may declare and pay to its Equity owners quarterly cash dividends of Available Cash in accordance with its partnership agreement, so long as no Event of Default exists or would result therefrom, and after giving effect to such Restricted Payment, (i) the Loan Parties exhibit pro-forma compliance with all terms and conditions of this Agreement, (ii) the Available Borrowing Base equals an amount no less than ten percent (10%) of the Borrowing Base, (iii) the Company would have the ability to draw at least ten percent (10%) of the Borrowing Base and remain in compliance with all terms and conditions hereof, and (iv) such Restricted Payment would not impair the ability of the Company to fulfill its obligations hereunder. By making a Restricted Payment pursuant to clause (d) above, Parent specifically represents and warrants to Administrative Agent and the Lenders that the conditions for making such Restricted Payment have been satisfied.

8.10                        Derivative Contracts. No Loan Party shall, or permit any of its Subsidiaries to, enter into or in any manner be liable on any Derivative Contract except:

(a)                                  Derivative Contracts entered into by the Company with the purpose and effect of limiting or reducing the market price risk of Oil and Gas expected to be produced by the Company and each Subsidiary provided that at all times: (i) the aggregate of all such Derivative Contracts limits or reduces such market price risk for a term of no more than sixty (60) months; (ii) no such contract, when aggregated with all Derivative Contracts permitted under this Section 8.10(a) (but excluding put option contracts that are not related to corresponding calls, collars or swaps) requires the Loan Parties to deliver more than 85% of the reasonably anticipated production for each month for the total Oil and Gas classified as either “proved producing” or “proved developed non-producing” on (x) the Company’s Oil and Gas Properties covered under the most recent Reserve Report delivered to the Administrative Agent and (y) any Oil and Gas Properties acquired by the Company after the effective date of such Reserve Report classified as “proved producing” or “proved developed non-producing,” (provided however, the “proved developed non-producing” reserves included in such calculation shall not exceed 20% of the “proved producing” reserves) and (iii) each such contract shall be between the Company or a Subsidiary and any of the Lenders or their Affiliates, or with an unsecured counterparty or have a guarantor of the obligation of the unsecured counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baal or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency) (excluding (x) Derivative Contracts offered by national commodity exchange for which no credit rating is required and (y) the Florida Crude Oil Purchase Contracts for so long as such contracts are with Plains Marketing, L.P. or a wholly owned subsidiary of Plains All American Pipeline, L.P.);

(b)                                 Derivative Contracts entered into by the Company with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate, provided that (i) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract, (ii) no such contract, except those with a Lender or its Affiliate, when aggregated with all Derivative Contracts permitted under Sections 8.10(a) and (b), requires the Company to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing obligations thereunder, and (iii) each such contract shall be with a Lender or its Affiliate, or with an unsecured counterparty or have a guarantor of the obligation of an unsecured counterparty who, at the time the contract is made, has long-term obligations rated A+ or A1 or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency);

(c)                                  In the event of a Derivative Contract between the Company and any of the Lenders, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount. Any Indebtedness to any Lender or its Affiliate incurred under any Derivative Contract shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents as more particularly provided under Section 11.11; and

(d)                                 The Company shall not modify in any material respect or terminate any Derivative Contracts to which it is currently a party or subsequently becomes a party without the consent of the Majority Lenders, except that Derivative Contracts with a party who ceases to be a Lender (or an Affiliate of a Lender) may be terminated in connection with the assignment, amendment or other transaction pursuant to which such party ceases to be a Lender or an Affiliate of a Lender.

8.11                        Change in Business; Amendments to Organization Documents and Certain Acquisition Agreements; Corporate Structure; Tax Status.

(a)                                  The Loan Parties shall not, and shall not permit any of their Subsidiaries to (i) own Equity of any Foreign Person, or make any expenditure in or related to Oil and Gas Properties not located within the geographic boundaries of the United States, or (ii) enter into, or allow any Subsidiary to enter into, any joint ventures except as permitted by Section 8.04.

(b)                                 The Loan Parties shall not, and shall not permit any subsidiary to, engage in any business or activity other than its Principal Business.

(c)                                  The Loan Parties shall not alter, amend or modify in any manner materially adverse to the Lenders any of its Organization Documents.

(d)                                 Parent shall not alter its status as a partnership for United States federal income tax purposes. Parent shall not have any Subsidiaries, or own any Equity in any Person, other than the Company.

(e)                                  Parent and the Company shall not amend or fail to enforce the terms of any indemnity obligations under the Quicksilver Acquisition Agreement, if such amendment or failure could reasonably be expected to have a Material Adverse Effect.

8.12                        Accounting Changes. Except as expressly permitted by the Lenders, no Loan Party shall, or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Loan Party.

8.13                        ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party will, or permit any Subsidiary to, at any time:

(a)                                  engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                                 terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC.

(c)                                  fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto.

(d)                                 permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)                                  permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)                                    incur, or permit any ERISA Affiliate to incur, any withdrawal liability pursuant to Section 4201 or 4202 of ERISA.

(g)                                 acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan with respect to which such Person has an outstanding withdrawal liability under Section 4201 or 4202 of ERISA, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)                                 incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, or 4204 of ERISA.

(i)                                     contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, that provides retiree benefits to former employees of such entities (other than coverage mandated by applicable law), that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)                                     amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

8.14                        Interest Coverage Ratio. Parent shall not permit, as of the last day of each fiscal quarter beginning with the fiscal quarter ended September 30, 2007, the ratio of EBITDAX for the four (4) fiscal quarters ending on such date to Consolidated Interest Expense for the four (4) fiscal quarters ending on such date to be less than 2.75 to 1.00.

8.15                        Leverage Ratio. Parent shall not permit, as of the last day of each fiscal quarter beginning with the fiscal quarter ended September 30, 2007, the ratio of Total Indebtedness to EBITDAX for the four (4) fiscal quarters ending on such date to be greater than 3.50 to 1.00.

8.16                        Current Ratio. Parent shall not permit, as of the last day of each fiscal quarter ending on the date set forth below, the ratio of Current Assets to Current Liabilities to be less than the ratio set forth below:

September 30, 2007: 1.10 to 1.00

December 31, 2007 and thereafter: 1.00 to 1.00

8.17                        Negative Pledge. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to or otherwise transfer property to Parent, the Company or any Guarantor, (b) of Parent to Guarantee the Indebtedness of the Company, or any Subsidiary to Guarantee the Indebtedness of the Company, or (c) of Parent, the Company, or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.

8.18                        Unrestricted Entities.

No Loan Party or any of its Subsidiaries shall guarantee or otherwise become liable in respect of any Indebtedness or any other obligations, or grant any Lien on any of its property to secure any Indebtedness of or other obligations of, or provide any other form of credit support to, any Unrestricted Entity.

ARTICLE IX.

EVENTS OF DEFAULT

9.01                        Event of Default. Any of the following shall constitute an “Event of Default”:

(a)                                  Non-Payment. The Company or any other Loan Party fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan, or fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b)                                 Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any other Loan Party, or any Responsible Officer of such Person, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect on or as of the date made or deemed made and causes a Material Adverse Effect; or

(c)                                  Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.03(a) or Article VIII (except for such Liens under Section 8.01 other than arising by consensual action of such Loan Party) or there is a change in the tax status of any Loan Party; or

(d)                                 Other Defaults. An Event of Default as defined in any Security Document shall occur, or any Loan Party fails to perform or observe any other term or covenant contained in this Agreement (other than described in this Section 9.01) or any other Loan Document, and same shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(e)                                  Cross-Acceleration. (i) any Loan Party or any Subsidiary thereof fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the relevant document on the date of such failure; or (ii) any Loan Party or any Subsidiary thereof fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount of more than $10,000,000 which results in such Indebtedness or such Contingent Obligation being declared due and payable (or becoming subject to mandatory repurchase or redemption) prior to its stated maturity; or

(f)                                    Insolvency; Voluntary Proceedings. Any Loan Party, any Subsidiary thereof or BreitBurn GP LLC (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g)                                 Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, any Subsidiary thereof or BreitBurn GP LLC, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party, any Subsidiary thereof or BreitBurn GP LLC admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party, any Subsidiary thereof or BreitBurn GP LLC acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)                                 Change in Management or Control. Both Halbert Washburn and Randall Breitenbach shall cease for any reason to serve and function as Co-CEO of BreitBurn GP LLC and neither shall be succeeded in such position or other comparable position acceptable to the Majority Lenders, within sixty (60) days by a Person acceptable to the Majority Lenders; or there shall occur a Change of Control; or

(i)                                     Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party, any Subsidiary thereof or General Partner involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

(j)                                     Loss of Permit. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Loan Party, or any Loan Party for any reason loses any material license, permit or franchise, or any Loan Party suffers the imposition of any restraining order, escrow, suspension or impounding of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; and, in each case such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(k)                                  Adverse Change. There occurs a Material Adverse Effect; or

(l)                                     Invalidity of Loan Documents. A Guaranty or any other Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or a Guarantor or any other Person contests in any manner the validity or enforceability thereof or any Loan Party denies that it has any further liability or obligation thereunder; or

(m)                               Material Agreements. Any Loan Party shall fail to observe, perform or comply with any material covenant, agreement, condition or provision of any material Contractual Obligation including without limitation the following: (i) or Derivative Contracts required under Section 8.10, (ii) material leases associated with the Mortgaged Properties and (iii) material agreements governing the transportation of Oil and Gas from the Mortgaged Properties; or

(n)                                 ERISA. The occurrence of any of the following events: (i) the happening of a Reportable Event which has resulted or could reasonably be expected to result in a Material Adverse Effect (if not waived by the PBGC or by the Majority Lenders, or if such event can be avoided by any corrective action of the Loan Party affected thereby, such corrective action is not completed within ninety (90) days after the occurrence of such Reportable Event) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a “distress termination” under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; and (iv) the institution of any proceedings by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any such plan; or

(o)                                 Environmental Claims. An Environmental Claim shall have been asserted against any Loan Party, any subsidiary thereof which could have a Material Adverse Effect.

9.02                        Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

(a)                                  declare the Commitment, if any, of each Lender to make Loans and issue Letters of Credit to be terminated, and/or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(b)                                 require that the Company deposit cash collateral pursuant to Section 2.10(h); and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Subsection (f) or (g) of Section 9.01 (in the case of clause (i) of Subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to cash collateralize Letters of Credit shall automatically become effective, without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party.

(d)                                 All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the other Loan Documents; second, to accrued interest on the Loans; third, to fees owed to the Administrative Agent, any Lender or the Issuing Lender; fourth, pro rata to principal outstanding on the Loans and the Indebtedness referred to in Clause (h) of the definition of “Indebtedness” owing to Lender Derivative Providers; fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Obligation; sixth, to any other Obligations; and any excess shall be paid to the Company or as otherwise required by any Governmental Authority.

9.03                        Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01                 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02                 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06                 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07                 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04(a)) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04(a).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09                 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and Issuing Lender hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and Issuing Lender hereby authorizes the Administrative Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments, or other documents reasonably requested by the Company in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of Section 8.02 or is otherwise authorized by the terms of the Loan Documents.

10.10                 The Arrangers and other Agents. Anything herein to the contrary notwithstanding, no Person listed as a Co-Lead Arranger or as a Co-Documentation Agent on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

ARTICLE XI.

MISCELLANEOUS

11.01                 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall:

(a)                                  increase or extend the Commitment of any Lender, without the written consent of such Lender (or reinstate any Commitment terminated pursuant to Section 9.02);

(b)                                 postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(d)                                 change in any manner the definition of “Majority Lenders” or “Required Lenders”, or change Section 2.12 or Section 9.02(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(e)                                  amend this Section 11.01 or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders, without the written consent of each Lender;

(f)                                    release all, substantially all, or any material portion of the Collateral, or release any Subsidiary from any Guaranty (in each case releases in connection with dispositions of assets which are permitted hereunder or under any Loan Document), without the written consent of each Lender; provided that the Administrative Agent may release Collateral as permitted by Section 10.09;

(g)                                 increase the Borrowing Base pursuant to Section 2.05, without the written consent of each Lender, provided, the Required Lenders may maintain or decrease the Borrowing Base pursuant to Section 2.05; or

(h)                                 amend the definition of “Lender Derivative Contracts” or “Lender Derivative Provider” or clause (b) of the definition of “Obligations” in a manner materially adverse to any Lender Derivative Provider who is a Lender at such time or who is an Affiliate of a Lender at such time, without the written consent of each such Lender;

and provided further, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Majority Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended and terms thereof may be waived by a writing signed by the parties thereto.

If any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then the Company may replace such Lender in accordance with the provisions of Section 3.07(b).

11.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or delivered by electronic mail to the electronic mail address, specified for notices on Schedule 11.02 (for the Company, the Guarantors, the Issuing Lender, the Swing Line Lender and the Administrative Agent) or on the Administrative Questionnaire (for the Lenders). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if the sender receives an acknowledgment of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection(b) below, shall be effective as provided in said subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc. Each of the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, Administrative Agent, the Issuing Lender and the Swing Line Lender.

(d)                                 Notice to Administrative Agent. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

(e)                                  Effectiveness of Facsimile and PDF Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile and PDF. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF document or signature.

11.03                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04                 Costs and Expenses; Indemnity.

(a)                                  Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several.

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lender and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

11.05                 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.

11.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.06(b)(ii) shall not apply to Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)                              the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                                the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,000.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to the Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s office listed on Schedule 11.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders, and Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01 that affects such Participant. Subject to Section 11.06(e), the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03, and 3.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 and 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07                 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference relating to Parent, the Company or any Guarantor and their respective obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to Parent, the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08                 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest.

(a)                                  It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this Section 11.09(a) shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Notes or any Obligation shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this Section 11.09(a) shall be credited against the then unpaid principal balance of the Notes or other Obligations, as applicable, or, if the Notes or other Obligations, as applicable, have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans or other Obligations, as applicable, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this Section 11.09(a) shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

(b)                                 Texas Finance Code, Chapter 346 (formerly Tex. Rev. Civ. Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under the Notes, this Agreement or the other Loan Documents or maintained in connection therewith.

(c)                                  To the extent that the interest rate laws of the State of Texas are applicable to the Loans or any other Obligations, the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Tex. Rev. Civ. Stat., Title 79, Article 5069-1D.003, also codified at Texas Finance Code, Section 303.301 (formerly Article 5069-1.01(a)(1)), and, to the extent that this Agreement, the Notes or any other Loan Document is deemed an open end account as such term is defined in Tex. Rev. Civ. Stat., Title 79, Article 5069-1B.002(14), also codified at Texas Finance Code Section 3.01.001(3) (formerly Article 5069-1.01(f)), the payee retains the right to modify the interest rate in accordance with applicable law.

11.10                 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by any Guarantor under a Guaranty in respect of a Loan to the Company the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of any Guarantor under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and all Commitments have expired. No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liability of any Guarantor with respect to any Guaranty, and Guarantor shall remain liable for the full amount of the obligation of such Guarantor under each such Guaranty in accordance therewith.

11.11                 Collateral Matters; Derivative Contracts; Termination

(a)                                  The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Lender hereunder (or under the Existing Credit Agreement) or any Affiliate of a Lender hereunder (or under the Existing Credit Agreement) that is counterparty to any Derivative Contract (including the Derivative Contracts listed on Schedule 6.21) with any Loan Party or any of their Subsidiaries on a pro rata basis in respect of any obligations of the Loan Parties and their Subsidiaries which arise under any such Derivative Contract; provided that the Borrower or the applicable counterparty must have provided Administrative Agent written notice of the existence thereof (such notice to include, if required by the Administrative Agent, a summary of the contract date, price, volumes and other terms of such Derivative Contracts as Administrative Agent may reasonably request) and such transaction must not otherwise be prohibited under this Agreement at the time it was entered into, and provided further that if such Lender or Affiliate ceases to be a Lender or an Affiliate of a Lender such Derivative Contract obligations shall be secured pari passu with the Obligations of the Loan Parties under this Agreement and the other Loan Documents but only to the extent such Derivative Contract obligations arise under Derivative Contracts (including the Derivative Contracts listed on Schedule 6.21) that are entered into at the time such counterparty was a Lender hereunder (or under the Existing Credit Agreement) or an Affiliate of a Lender hereunder (or under the Existing Credit Agreement), and (b) such counterparty shall have no voting rights under any Loan Documents as a result of the existence of obligations owed to it under any such Derivative Contract. For the avoidance of doubt, a Person ceases to be a Lender hereunder if (i) pursuant to an assignment, such Person ceases to have any Commitment, Loans or LC Obligation hereunder or (ii) the Commitments of all of the Lenders hereunder have been terminated and all principal, interest and other amounts outstanding under this Agreement have been paid in full in cash (whether as a result of repayment at maturity, prepayment in connection with the refinancing of this Agreement or otherwise). .

No Lender or any of its Affiliates or any other Person shall have any voting rights under any Loan Documents as a result of the existence of obligations owed to it under any Derivative Contract.

(b)                                 If the Obligations are paid and satisfied in full, including all Obligations arising under Lender Derivative Contracts, all Commitments of the Lenders have terminated and are no longer in effect, no Letters of Credit remain outstanding, and no Lender Derivative Contracts remain outstanding, the Administrative Agent and the Lenders shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate in order to release all liens and security interests created by the Security Instruments; provided, however, that in lieu of terminating and repaying any such Obligations arising under any Lender Derivative Contracts with any Lender Derivative Provider, the Company may provide substitute credit support under a standard form ISDA Credit Support Annex or other credit support documents acceptable to such Lender Derivative Provider, to cover its then current exposure under such Lender Derivative Contract and such Lender Derivative Provider shall have provided written notice to the Administrative Agent to the effect that such substitute credit support has been provided to it and that such Lender Derivative Provider no longer claims any right, title or interest in any collateral security arising under the Loan Documents to secure any obligations and indebtedness of Company or any of its Subsidiaries arising under or related to such Lender Derivative Contract, whether then existing or thereafter arising.

11.12                 Renewal and Continuation of Existing Indebtedness

(a)                                  All liens and security interests under the Security Documents are in renewal, refinancing and extension of the Liens created under the Existing Credit Agreement and “Security Documents” executed in connection therewith.

(b)                                 The Company shall pay to each Lender under the Existing Credit Agreement within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts) such amount or amounts as shall be due pursuant to Section 3.04 of the Existing Credit Agreement which are attributed to prepayment of LIBOR Loans under the Existing Credit Agreement being prepaid from the proceeds of the initial funding of Loans hereunder.

(c)                                  The Lenders waive any notice of prepayment required pursuant to Section 2.04 of the Existing Credit Agreement in respect of the prepayment of Loans on the Effective Date hereunder.

11.13                 USA Patriot Act Notice. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify the Loan Party, insofar as it is needed to comply with the Act, in accordance with the Act. Each Loan Party hereby represents and warrants to Administrative Agent and each Lender that such Loan Party is not a country, individual or entity named on the “Specifically Designated National and Blocked Persons” list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

11.14                 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense due and payable to the Administrative Agent under the Loan Documents (including attorneys fees and expenses that are payable pursuant to this Agreement or the other Loan Documents), the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

11.15                 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.16                 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.17                 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the other Loan Parties, the Lenders, the Administrative Agent, the Indemnitees, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.18                 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW; AND THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT

OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH FOR NOTICES PURSUANT TO SECTION 11.02. SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)                                  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH LOAN PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19                 NO ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

BREITBURN OPERATING L.P.,
a Delaware limited partnership

By: BreitBurn Operating GP, LLC its general partner

By:
Name: Randall H. Breitenbach
Title: Co-Chief Executive Officer

PARENT:

BREITBURN ENERGY PARTNERS, L.P.,
a Delaware limited partnership

By: BreitBurn GP, LLC its general partner

By:
Name: Randall H. Breitenbach
Title: Co-Chief Executive Officer

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

By:
Richard A. Gould
Senior Vice President

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

LENDERS:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

BMO CAPITAL MARKETS FINANCING, INC.
(f/k/a Harris Nesbitt Financing, Inc.)

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

CITIBANK, N.A.
(f/k/a Citibank Texas, N.A.)

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

By:
Name:
Title:

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

BANK OF SCOTLAND PLC

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

BARCLAYS BANK PLC

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

BNP PARIBAS

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

FORTIS CAPITAL CORP.

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

BANK OF TEXAS, N.A.

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

COMERICA BANK

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

LEHMAN BROTHERS COMMERCIAL BANK

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

ROYAL BANK OF CANADA

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

TORONTO DOMINION (TEXAS) LLC

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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Amended and Restated Credit Agreement – BreitBurn Operating L.P.